North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements
Exhibit 99.1

CONSOLIDATED STATEMENTS OF INCOME

	For the Years Ended December 31,
	2005	2004	2003

(In thousands, except per share amounts)
Interest Income:
Loans Held-for-Investment	$1,880,297	$1,078,684	$789,136
Loans Held-for-Sale	285,221	64,391	—
Mortgage-Backed Securities	493,718	352,816	258,338
Other Securities	116,887	78,743	62,789
Money Market Investments	2,358	3,518	640

Total Interest Income	2,778,481	1,578,152	1,110,903

Interest Expense:
Savings, NOW & Money Market Deposits	345,622	113,082	58,008
Time Deposits	179,630	66,056	54,127
Federal Funds Purchased & Collateralized Borrowings	363,430	187,008	150,724
Other Borrowings	79,918	36,785	32,530

Total Interest Expense	968,600	402,931	295,389

Net Interest Income	1,809,881	1,175,221	815,514
Provision for Loan Losses	36,000	27,189	26,250

Net Interest Income after Provision for Loan Losses	1,773,881	1,148,032	789,264

Non-Interest Income:
Mortgage Banking Income	420,838	60,842	10,065
Customer Related Fees & Service Charges	166,872	114,481	82,406
Investment Management, Commissions & Trust Fees	38,962	25,181	13,712
Other Operating Income	53,592	31,992	33,866
Securities Gains, net	10,139	12,656	15,762
Gain on Sale of Other Investments	15,108	3,351	—

Total Non-Interest Income	705,511	248,503	155,811

Non-Interest Expense:
Employee Compensation & Benefits	549,981	306,781	191,758
Occupancy & Equipment, net	192,079	106,174	66,929
Amortization of Identifiable Intangibles	36,643	15,109	3,567
Other Operating Expenses	230,764	127,738	83,616
Facility Closures Expense	15,382	—	—

Total Non-Interest Expense	1,024,849	555,802	345,870

Income Before Income Taxes	1,454,543	840,733	599,205
Provision for Income Taxes	505,696	287,737	202,840

Net Income	$948,847	$552,996	$396,365

Earnings Per Share — Basic	$2.03	$1.88	$1.75
Earnings Per Share — Diluted	$2.01	$1.85	$1.73

See accompanying notes to consolidated financial statements.

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements
CONSOLIDATED BALANCE SHEETS

	At December 31,
	2005	2004

(In thousands, except per share amounts)
ASSETS
Cash & Due from Banks	$1,037,406	$972,506
Money Market Investments	24,843	90,394
Securities:
Available-for-Sale ($4,107,473 pledged in 2005; $7,219,173 pledged in 2004)	11,295,977	15,444,625
Held-to-Maturity ($13,409 pledged in 2005; $24,114 pledged in 2004) (Fair Value $105,128 in 2005; $145,991 in 2004)	104,210	142,573

Total Securities	11,400,187	15,587,198

Loans:
Loans Held-for-Sale	4,359,267	5,775,945
Loans Held-for-Investment	33,232,236	30,453,334
Less: Allowance for Loan Losses	217,939	211,097

Net Loans Held-for-Investment	33,014,297	30,242,237

Goodwill	5,918,116	5,878,277
Identifiable Intangibles	114,091	150,734
Premises & Equipment	438,040	416,003
Mortgage Servicing Rights	267,424	254,857
Accrued Income Receivable	205,892	205,189
Other Assets	837,308	1,093,715

Total Assets	$57,616,871	$60,667,055

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Demand	$7,639,231	$6,738,302
Savings, NOW & Money Market	20,910,161	20,598,994
Time	8,067,181	7,475,132

Total Deposits	36,616,573	34,812,428

Federal Funds Purchased & Collateralized Borrowings	9,700,621	14,593,027
Other Borrowings	1,477,364	1,506,318

Total Borrowings	11,177,985	16,099,345

Accrued Interest Payable	102,229	70,029
Dividends Payable	116,754	104,025
Accrued Expenses & Other Liabilities	601,089	700,149

Total Liabilities	$48,614,630	$51,785,976

Stockholders’ Equity
Preferred Stock, par value $1.00; authorized 10,000,000 shares, unissued	$—	$—
Common Stock, par value $.01; authorized 1,000,000,000 shares; issued 480,592,358 shares in 2005; 474,476,655 shares in 2004.	4,806	4,745
Additional Paid in Capital	7,035,314	6,968,493
Retained Earnings	2,581,047	2,064,148
Accumulated Other Comprehensive (Loss)/Income	(108,898)	240
Deferred Compensation	(154,772)	(125,174)
Treasury Stock at cost; 13,576,252 shares in 2005; 1,633,891 shares in 2004	(355,256)	(31,373)

Total Stockholders’ Equity	9,002,241	8,881,079

Total Liabilities and Stockholders’ Equity	$57,616,871	$60,667,055

See accompanying notes to consolidated financial statements.

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

		Additional		Accumulated Other			Total
	Common	Paid in	Retained	Comprehensive	Deferred	Treasury	Stockholders’
For the Years Ended December 31;	Stock	Capital	Earnings	Income/(Loss)	Compensation	Stock	Equity
(Dollars in thousands,
except per share amounts)

Balance, January 1, 2003	$1,746	$377,311	$1,590,594	$17,991	$(70,562)	$(403,027)	$1,514,053
Net Income	—	—	396,365	—	—	—	396,365
Cash Dividends ($.74 per share)	—	—	(170,501)	—	—	—	(170,501)
Issuance of Stock (231,977 shares)	—	1,116	—	—	—	4,636	5,752
Purchases of Treasury Stock (11,664,600 shares)	—	—	—	—	—	(264,193)	(264,193)
Restricted Stock Activity, net	—	8,435	—	—	(21,227)	21,908	9,116
Stock Based Compensation Activity, net	—	(8,069)	—	—	—	16,001	7,932
Other Comprehensive Loss	—	—	—	(20,035)	—	—	(20,035)

Balance, December 31, 2003	$1,746	$378,793	$1,816,458	$(2,044)	$(91,789)	$(624,675)	$1,478,489
Net Income	—	—	552,996	—	—	—	552,996
Cash Dividends ($.84 per share)	—	—	(305,306)	—	—	—	(305,306)
Issuance of Stock-Acquisitions (212,605,489 shares)	1,417	6,074,218	—	—	—	—	6,075,635
Fair Value of Options-Acquisitions	—	251,928	—	—	—	—	251,928
Reissued from Treasury Acquisitions (25,500,000 shares)	—	258,262	—	—	—	481,408	739,670
Issued 3-for-2 Stock Split (158,158,885 shares)	1,582	(1,764)	—	—	—	—	(182)
Issuance of Stock (181,758 shares)	—	2,070	—	—	—	4,501	6,571
Restricted Stock Activity, net	—	15,981	—	—	(33,385)	30,447	13,043
Stock Based Compensation Activity, net	—	(10,995)	—	—	—	76,946	65,951
Other Comprehensive Income	—	—	—	2,284	—	—	2,284

Balance, December 31, 2004	$4,745	$6,968,493	$2,064,148	$240	$(125,174)	$(31,373)	$8,881,079
Net Income	—	—	948,847	—	—	—	948,847
Cash Dividends ($.91 per share)	—	—	(431,948)	—	—	—	(431,948)
Issuance of Stock (291,980 shares)	—	1,336	—	—	—	6,779	8,115
Restricted Stock Activity, net	—	3,887	—	—	(29,598)	45,423	19,712
Stock Based Compensation Activity, net	61	61,598	—	—	—	14,235	75,894
Purchases of Treasury Stock (14,872,200 shares)	—	—	—	—	—	(390,320)	(390,320)
Other Comprehensive Loss	—	—	—	(109,138)	—	—	(109,138)

Balance, December 31, 2005	$4,806	$7,035,314	$2,581,047	$(108,898)	$(154,772)	$(355,256)	$9,002,241

See accompanying notes to consolidated financial statements.

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2005	2004	2003

(In thousands)
Cash Flows from Operating Activities:
Net Income	$948,847	$552,996	$396,365
Adjustments to Reconcile Net Income to Net Cash Provided by/(Used in) Operating Activities:
Provision for Loan Losses	36,000	27,189	26,250
Depreciation	43,059	24,781	15,391
Net Amortization/(Accretion):
Securities	26,692	24,169	78,946
Loans	26,338	(9,348)	(19,937)
Borrowings & Time Deposits	(138,931)	(41,492)	(1,325)
Intangibles	36,643	15,109	3,567
Deferred Compensation	21,572	14,575	9,858
Gain on Sale of Loans Held-for-Investment	(5,198)	—	—
Securities Gains, net(1)	(10,139)	(12,656)	(15,762)
Gain on Sale of Facilities, net	—	—	(10,980)
Debt Restructuring Costs	—	—	11,955
Capitalization of Mortgage Servicing Rights	(132,171)	(50,444)	—
Amortization of Mortgage Servicing Rights	87,354	20,841	—
Temporary Impairment Charge — Mortgage Servicing Rights	23,126	—	—
Loans Held-for-Sale:
Originations	(36,960,981)	(8,636,582)	(372,656)
Proceeds from Sales(2)	37,543,726	7,700,063	350,806
Gain on Sale	(431,145)	(53,710)	(4,822)
Other	1,265,077	324,123	—
Purchases of Trading Assets	(50,000)	(13,911)	(148,314)
Sales of Trading Assets	48,516	14,015	150,731
Other, net	105,836	(93,774)	(108,536)

Net Cash Provided by/(Used in) Operating Activities	2,484,221	(194,056)	361,537

Cash Flows from Investing Activities:
Originations of Loans Held-for-Investment, Net of Principal Repayments and Charge-offs	(3,961,526)	(3,091,948)	(948,034)
Proceeds from Sales of Loans Held-for-Investment	1,174,793	—	—
Purchases of Securities Available-for-Sale	(2,079,010)	(4,795,103)	(6,260,244)
Proceeds from Sales of Securities Available-for-Sale	2,258,489	1,442,626	1,532,384
Maturities, Redemptions, Calls and Principal Repayments on Securities Available-for-Sale	3,789,232	3,174,137	6,035,159
Purchases of Securities Held-to-Maturity	(3,010)	(7,758)	(51,248)
Maturities, Redemptions, Calls and Principal Repayments on Securities Held-to-Maturity	40,632	57,274	167,351
Purchases of Premises and Equipment, net	(74,582)	(47,380)	(35,585)
Cash Acquired in Purchase Acquisitions	—	835,418	—

Net Cash Provided by/(Used in) Investing Activities	1,145,018	(2,432,734)	439,783

See accompanying notes to consolidated financial statements.

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	For the Years Ended December 31,
	2005	2004	2003

(In thousands)
Cash Flows from Financing Activities:
Net Increase in Deposits	1,838,018	3,619,781	1,923,585
Net Decrease in Borrowings	(4,791,688)	(278,661)	(2,191,801)
Purchases of Treasury Stock	(390,320)	—	(264,193)
Exercise of Stock Options and Common Stock Sold for Cash	133,319	64,216	5,752
Cash Dividends Paid	(419,219)	(247,037)	(167,610)

Net Cash (Used in)/Provided by Financing Activities	(3,629,890)	3,158,299	(694,267)

Net (Decrease)/Increase in Cash and Cash Equivalents	(651)	531,509	107,053
Cash and Cash Equivalents at Beginning of the Year	1,062,900	531,391	424,338

Cash and Cash Equivalents at Year End	$1,062,249	$1,062,900	$531,391

Supplemental Disclosures of Cash Flow Information:
Cash Paid During the Year for:
Interest Expense	$1,075,331	$441,663	$309,397

Income Taxes	$283,898	$139,497	$214,027

During the Year, Certain Securities Were Purchased Which Settled in the Subsequent Year	$40,914	$2,352	$31,095

Non-Cash Activity Related to the GreenPoint and TCNJ Acquisitions not Reflected Above are as Follows: (3)
Fair Value of Assets Acquired	—	$30,218,756	—
Liabilities Assumed	—	$29,607,910	—

(1)	Gain on sale of securities, net, includes a $6.0 million permanent impairment charge in 2005.

(2)	Excludes loans retained in the held-for-investment portfolio totaling $5.3 billion and $1.9 billion in 2005 and 2004, respectively.

(3)	Excludes goodwill and identifiable intangibles established in the acquisitions. See Notes to Consolidated Financial Statements, Note 2 — “Business Combinations” for additional information.

See accompanying notes to consolidated financial statements.

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	2005	2004	2003

(In thousands)
Net Income	$948,847	$552,996	$396,365

Other Comprehensive Income:
Unrealized Gains/(Losses) On Securities:
Changes in Unrealized (Losses)/Gains Arising During the Year	(194,898)	18,900	(44,434)
Less: Reclassification Adjustment for Gains Included in Net Income	(10,139)	(12,656)	(15,762)

Changes in Unrealized (Losses)/Gains Arising During the Year	(205,037)	6,244	(60,196)
Related Tax Effect on Unrealized Gains/(Losses) Arising During the Year	88,166	(2,685)	25,884

Net Change in Unrealized (Losses)/Gains Arising During the Year	(116,871)	3,559	(34,312)

Unrealized Gains/(Losses) On Derivative Instruments:
Changes in Unrealized Gains/(Losses) Arising During the Year	10,938	(10,207)	(5,465)
Add: Reclassification Adjustment for Expenses/Losses Included in Net Income	2,628	7,970	30,512

Changes in Unrealized Gains/(Losses) Arising During the Year	13,566	(2,237)	25,047
Related Tax Effect on Changes in Unrealized Losses Arising During the Year	(5,833)	962	(10,770)

Net Change in Unrealized Gains/(Losses) Arising During the Year	7,733	(1,275)	14,277

Net Other Comprehensive (Loss)/Income	$(109,138)	$2,284	$(20,035)

Comprehensive Income	$839,709	$555,280	$376,330

See accompanying notes to consolidated financial statements.

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 —	Business and Summary of Significant Accounting Policies

North Fork Bancorporation, Inc. is a regional bank holding company organized under the laws of the State of Delaware and registered as a “bank holding company” under the Bank Holding Company Act of 1956, as amended. North Fork Bank, our principal bank subsidiary, operates from 353 retail bank branches in the New York Metropolitan area. We also operate a nationwide mortgage business (GreenPoint Mortgage Funding Inc.). GreenPoint Mortgage is in the business of originating, selling and servicing a wide variety of mortgages secured by 1-4 family residences and small commercial properties. Through our other non-bank subsidiaries, we offer financial products and services to our customers including asset management, securities brokerage, and the sale of alternative investment products. We operate a second subsidiary bank, Superior Savings of New England, N.A., which focuses on telephonic and media-based generation of deposits.

In May 2004, we acquired The Trust Company of New Jersey (“TCNJ”). TCNJ was the fourth largest commercial bank headquartered in New Jersey and operated in the northern and central New Jersey market area. TCNJ represented our first significant expansion into a state other than New York. At the date of merger, TCNJ had $4.1 billion in total assets, $1.4 billion in securities, $2.1 billion in net loans, $3.2 billion in deposits and $.7 billion in borrowings.

In October 2004, we acquired GreenPoint Financial Corp. (“GreenPoint”). GreenPoint operated two primary businesses, a New York based retail bank (“GreenPoint Bank”) and a separate mortgage banking business (“GreenPoint Mortgage” or “GPM”) with nationwide operations. GreenPoint Bank maintained 95 retail bank branches in the New York Metropolitan area. At the date of merger, GreenPoint had $27 billion in assets, $6.8 billion in securities, $5.1 billion in loans held-for-sale, $12.8 billion in loans held-for-investment, $12.8 billion in deposits, and $11.4 billion in borrowings.

Basis of Presentation

The accounting and financial reporting policies of the Company and its subsidiaries are in conformity with accounting principles generally accepted in the United States of America. The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Such estimates are subject to change in the future as additional information becomes available or previously existing circumstances are modified. Actual results could differ from those estimates. Additionally, where applicable, the policies conform to the accounting and reporting guidelines prescribed by bank regulatory authorities. All significant inter-company accounts and transactions have been eliminated. Certain prior period amounts have been reclassified to conform to current period presentation.

Significant Accounting Policies

Securities

Securities that we have the positive intent and ability to hold to maturity are classified as held-to-maturity and carried at amortized cost. Securities that may be sold in response to, or in anticipation of, changes in interest rates and resulting prepayment risk, or other factors, and marketable equity securities, are classified as available-for-sale and carried at fair value. Unrealized gains and losses on these securities are reported, net of applicable taxes, as a separate component of accumulated other comprehensive income, a component of stockholders’ equity. Equity securities that do not have a readily determinable fair value are reported at cost. Debt and equity securities that are purchased and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value. Unrealized gains and losses on trading securities are reported as a component of other non-interest income. Management determines the appropriate classification of securities at the time of purchase, and at each reporting date, management reassesses the appropriateness of the classification.

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Interest income on securities, including amortization of premiums and accretion of discounts, is recognized using the level yield method over the lives of the individual securities. Realized gains and losses on sales of securities are computed using the specific identification method. The cost basis of individual held-to-maturity and available-for-sale securities are reduced through write-downs to reflect other-than-temporary impairments in value. These write-downs are reported as a component of securities gains, net.

Accounting for Derivative Financial Instruments

Derivative financial instruments are recorded at fair value as either assets or liabilities on the balance sheet. The accounting for changes in the fair value of a derivative instrument is determined by whether it has been designated and qualifies as part of a hedging relationship and based on the type of hedging relationship. Transactions hedging changes in the fair value of a recognized asset, liability, or firm commitment are classified as fair value hedges. Derivative instruments hedging exposure to variable cash flows of recognized assets, liabilities or forecasted transactions are classified as cash flow hedges.

Fair value hedges result in the immediate recognition through earnings of gains or losses on the derivative instrument, as well as corresponding losses or gains on the hedged financial instrument to the extent they are attributable to the hedged risk. The gain or loss on the effective portion of a derivative instrument designated as a cash flow hedge is reported as a component of other comprehensive income, and reclassified to earnings in the same period that the hedged transaction affects earnings. The gain or loss on the ineffective portion of the derivative instrument, if any, is recognized in earnings for both fair value and cash flow hedges. Changes in the fair value of the derivative instruments are recorded as changes in both the fair value of the swap and the hedged financial instrument. Derivative instruments not qualifying for hedge accounting treatment are recorded at fair value and classified as trading assets or liabilities with the resultant changes in fair value recognized in earnings during the period of change.

In the event of early termination of a derivative contract, previously designated as part of a cash flow hedging relationship, any resulting gain or loss is deferred as an adjustment to the carrying value of the assets or liabilities, against which the hedge had been designated with a corresponding offset to other comprehensive income, and reclassified to earnings over the shorter of the remaining life of the designated assets or liabilities, or the derivative contract. However, if the hedged item is no longer on balance sheet (i.e. sold or canceled), the derivative gain or loss is immediately reclassified to earnings.

As part of our mortgage banking business, we enter into commitments to originate or purchase loans whereby the interest rate on the loan is determined prior to funding (“interest rate lock commitment”). Interest rate lock commitments related to loans that we intend to sell in the secondary market are considered free-standing derivatives. These derivatives are required to be recorded at fair value, with changes in fair value recorded in current period earnings. In accordance with Staff Accounting Bulletin No. 105, “Application of Accounting Principles to Loan Commitments”, interest rate lock commitments are initially valued at zero. Changes in fair value subsequent to inception are based on changes in the fair value of loans with similar characteristics and changes in the probability that the loan will fund within the terms of the commitment, which is affected primarily by changes in interest rates and passage of time. In general, the probability that a loan will fund increases if mortgage rates rise and decreases if mortgage rates fall. The initial value inherent in the loan commitment at origination is recognized through gain on sale of loans when the underlying loan is sold.

We are exposed to interest rate risk from the time an interest rate lock commitment is made to a borrower to the time the resulting mortgage loan is sold in the secondary market. To manage this risk, we use derivatives, primarily forward sales contracts on mortgage backed securities and forward delivery commitments, in an amount equal to the portion of interest rate contracts expected to close. The duration of these derivatives is selected to have the changes in their fair value correlate closely with the changes in fair value of the interest rate lock commitments on loans to be sold. These derivatives are also required to be recorded at fair value, with changes in fair value recorded in current period earnings.

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Loans Held-for-Sale

Loans held-for-sale consist primarily of residential mortgage loans, secured by one-to-four family residential properties located throughout the United States. Loans originated with the intent of selling in the secondary market are classified as held-for-sale. Loans held-for-sale are carried at the lower of aggregate cost, net of deferred fees, deferred origination costs and effects of hedge accounting, or fair value. The fair value of loans held-for-sale are determined using current secondary market prices for loans with similar coupons, maturities and credit quality.

The fair value of loans held-for-sale is impacted by changes in market interest rates. The exposure to changes in market interest rates is hedged primarily by selling forward contracts on agency securities. These derivative instruments, designated as fair value hedges, are recorded on the balance sheet at fair value with changes in fair value being recorded in gain on sale of loans in current earnings. Also changes in the fair value of loans held-for-sale are recorded as an adjustment to the loans’ carrying basis through gain on sale of loans in current earnings.

As part of our mortgage banking operations, commitments to purchase or originate loans are entered into whereby the interest rate on the loans is determined prior to funding (“interest rate lock commitments”). Interest rate lock commitments on loans we intend to sell are recorded as derivative instruments as defined in Statement of Financial Accounting Standards (“SFAS”) No. 133 — “Accounting for Derivative Instruments and Hedging Activities” and the fair value of interest rate lock commitments are determined using current secondary market prices for underlying loans with similar coupons, maturity and credit quality, subject to the anticipated loan funding probability, or pull through rate.

Similar to loans held-for-sale, the fair value of interest rate lock commitments is subject to change due to changes in market interest rates. In addition, the value of interest rate lock commitments is affected by changes in the anticipated loan funding probability or pull through rate. These changes in fair value are also hedged primarily by selling forward contracts on agency securities. Both the interest rate lock commitments and the related forward contracts are recorded at fair value with changes in fair value being recorded in current earnings in gain on sale of loans.

Accounting for Sales of Loans Held-for-Sale

Loans originated for sale are primarily sold in the secondary market as whole loans. Whole loan sales are executed with either the servicing rights being retained or released to the buyer. For sales where the loans are sold with the servicing released to the buyer, the gain or loss on the sale is equal to the difference between the proceeds received and the carrying value of the loans sold. If the loans are sold with the servicing rights retained, the gain or loss on the sale is also impacted by the fair value attributed to the servicing rights.

Mortgage Servicing Rights

The right to service mortgage loans for others, or Mortgage Servicing Rights (“MSRs”), is recognized when mortgage loans are sold in the secondary market and the right to service these loans are retained for a fee. The MSRs initial carrying value is determined by allocating the recorded investment in the underlying mortgage loans between the assets sold and the interest retained based on their relative fair values at the date of transfer. Fair value of the MSRs is determined using the present value of the estimated future cash flows of net servicing income. MSRs are carried at the lower of the initial carrying value, adjusted for amortization, or fair value. MSRs are amortized in proportion to, and over the period of, estimated net servicing income. The amortization of MSRs is periodically analyzed and adjusted to reflect changes in prepayment speeds.

To determine fair value, a valuation model that calculates the present value of estimated future net servicing income is utilized. We use assumptions in the valuation model that market participants use when estimating future net servicing income, including prepayment speeds, discount rates, default rates, cost to service, escrow account earnings, contractual servicing fee income, ancillary income and late fees.

MSRs are periodically evaluated for impairment based on the difference between the carrying amount and current fair value. To evaluate and measure impairment, the underlying loans are stratified based on certain risk

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

characteristics, including loan type, note rate and investor servicing requirements. If it is determined that temporary impairment exists, a valuation allowance is established by risk stratification through a charge to earnings for any excess of amortized cost over the current fair value. If determined in future periods that all or a portion of the temporary impairment no longer exists for a particular risk stratification, the valuation allowance is reduced by increasing earnings. However, if impairment for a particular risk stratification is deemed other-than-temporary (recovery of a recorded valuation allowance is remote), a direct write-down, permanently reducing the carrying value of the MSRs is recorded. The periodic evaluation of MSRs for other-than-temporary impairment considers both historical and projected trends in interest rates, payoff activity and whether impairment could be recovered through increases in market interest rates.

Representation and Warranty Reserve

The representation and warranty reserve is available to cover probable losses inherent with the sale of loans in the secondary market. In the normal course of business, certain representations and warranties are made to investors at the time of sale, which permit the investor to return the loan to the seller or require the seller to indemnify the investor (make whole) for any losses incurred by the investor while the loan remains outstanding.

The evaluation process for determining the adequacy of the representation and warranty reserve and the periodic provisioning for estimated losses is performed for each product type on a quarterly basis. Factors considered in the evaluation process include historical sales volumes, aggregate repurchase and indemnification activity and actual losses incurred. Additions to the reserve are recorded as a reduction to the gain on sale of loans. Losses incurred on loans we are required to either repurchase or make payments to the investor under the indemnification provisions are charged against the reserve. The representation and warranty reserve is included in accrued expenses and other liabilities in the consolidated balance sheet.

Loans Held-for-Investment

Loans are stated at the principal amount outstanding, net of unearned income and net deferred loan fees and costs. Interest income is recognized using the interest method or a method that approximates a level rate of return over the loan term. Net deferred loan fees and origination costs are recognized in interest income over the loan term as a yield adjustment.

Non-Accrual and Restructured Loans

Loans are generally placed on non-accrual status when payments become 90 days past due, unless they are well secured and in the process of collection. Loans may also be placed on non-accrual status if management has doubt as to the collectibility of interest and principal prior to a loan becoming 90 days past due. Interest and fees previously accrued, but not collected, are generally reversed and charged against interest income at the time a loan is placed on non-accrual status. Interest payments received on non-accrual loans are recorded as reductions of principal if, in management’s judgment, principal repayment is doubtful. Loans may be reinstated to an accrual or performing status if future payments of principal and interest are reasonably assured and the loan has a demonstrated period of performance.

Loans are classified as restructured when management grants, for economic or legal reasons related to the borrower’s financial condition, concessions to the borrower that we would not otherwise consider. Generally, this occurs when the cash flows of the borrower are insufficient to service the loan under its original terms. Restructured loans are reported as such in the year of restructuring. In subsequent reporting periods, the loan is removed from restructured status if the loan yields a market rate of interest, is performing in accordance with the restructured terms, and such performance is expected to continue.

Provision and Allowance for Loan Losses

The allowance for loan losses is available to cover probable losses inherent in the loans held-for-investment portfolio. Loans held-for-investment, or portions thereof, deemed uncollectible are charged to the allowance for

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

loan losses, while recoveries, if any, of amounts previously charged-off are added to the allowance. Amounts are charged-off after giving consideration to such factors as the customer’s financial condition, underlying collateral values and guarantees, and general economic conditions.

The evaluation process for determining the adequacy of the allowance for loan losses and the periodic provisioning for estimated losses is undertaken on a quarterly basis, but may increase in frequency should conditions arise that would require our prompt attention. Conditions giving rise to such action are business combinations or other acquisitions or dispositions of large quantities of loans, dispositions of non-performing and marginally performing loans by bulk sale or any development which may indicate an adverse trend. Recognition is also given to the changing risk profile resulting from business combinations, customer performance, results of ongoing credit-quality monitoring processes and the cyclical nature of economic and business conditions.

The loan portfolio is categorized according to collateral type, loan purpose or borrower type (i.e. commercial, consumer). The categories used include Multi-Family Mortgages, Residential 1-4 Family Mortgages, Commercial Mortgages, Commercial and Industrial, Consumer, and Construction and Land. An important consideration is our concentration of real estate related loans.

The methodology employed for assessing the adequacy of the allowance consists of the following criteria:

•	Establishment of reserve amounts for specifically identified criticized loans, including those arising from business combinations and those designated as requiring special attention by our internal loan review program, or bank regulatory examinations (specific-allowance method).

•	An allocation to the remaining loans giving effect to historical losses experienced in each loan category, cyclical trends and current economic conditions which may impact future losses (loss experience factor method).

The initial allocation or specific-allowance method commences with loan officers and underwriters grading the quality of their loans on a risk classification scale ranging from 1 - 8. Loans identified as below investment grade are referred to our independent Loan Review Department (“LRD”) for further analysis and identification of those factors that may ultimately affect the full recovery or collectibility of principal and/or interest. These loans are subject to continuous review and monitoring while they remain in a criticized category. Additionally, LRD is responsible for performing periodic reviews of the loan portfolio independent from the identification process employed by loan officers and underwriters. Loans that fall into criticized categories are further evaluated for impairment in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 114, “Accounting by Creditors for Impairment of a Loan.” The portion of the allowance allocated to impaired loans is based on the most appropriate of the following measures: discounted cash flows from the loan using the loan’s effective interest rate, the fair value of the collateral for collateral dependent loans, or the observable market price of the impaired loan.

The remaining allocation applies a category specific loss experience factor to loans which have not been specifically reviewed for impairment, including smaller balance homogeneous loans that we have identified as residential and consumer, which are not specifically reserved for impairment. These category specific factors give recognition to our historical loss experience, as well as that of acquired businesses, cyclical trends, current economic conditions and our exposure to real estate values. These factors are reviewed on a quarterly basis with senior lenders to ensure that the factors applied to each loan category are reflective of trends or changes in the current business environment which may affect these categories.

Upon completion of both allocation processes, the specific and loss experience factor method allocations are combined, producing the allocation of the allowance for loan losses by loan category. Other factors used to evaluate the adequacy of the allowance for loan losses include the amount and trend of criticized loans, results of regulatory examinations, peer group comparisons and economic data associated with the relevant markets, specifically the local real estate market. Because many loans depend upon the sufficiency of collateral, any adverse trend in the relevant real estate markets could have a significant adverse effect on the quality of our loan portfolio. This may lead

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

management to consider that the overall allowance level should be greater than the amount determined by the allocation process described above.

Premises and Equipment

Premises and equipment, including leasehold improvements, are stated at cost, net of accumulated depreciation and amortization. Equipment, which includes furniture and fixtures, are depreciated over the assets’ estimated useful lives using the straight-line method (3 to 10 years). Bank premises and leasehold improvements are amortized, using the straight line method, over the estimated useful life of the related asset or the lease term, whichever is shorter. Maintenance, repairs and minor improvements are charged to non- interest expense in the period incurred.

Impairment

Long-lived assets including goodwill and certain identifiable intangibles are periodically evaluated for impairment in value. Long-lived assets and deferred costs are typically measured whenever events or circumstances indicate that the carrying amount may not be recoverable. No such events have occurred during the periods reported. Certain identifiable intangibles and goodwill are evaluated for impairment at least annually utilizing the “market approach” as prescribed by SFAS No. 142, “Goodwill and Other Intangible Assets.” Asset impairment is recorded when required.

Other Real Estate

Other real estate consists of property acquired through foreclosure or deed in lieu of foreclosure. Prior to foreclosure, the recorded amount of the loan is written down, if necessary, to the fair value of the property based on the appraised value adjusted for estimated disposition costs, by a charge to the allowance for loan losses.

Income Taxes

Income taxes are provided for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period the change occurs. Deferred tax assets are reduced, through a valuation allowance, if necessary, by the amount of such benefits that are not expected to be realized based on current available evidence.

Earnings Per Share (“EPS”)

Basic EPS is computed by dividing net income available to common stockholders’ by the weighted average number of common shares, as adjusted for restricted shares outstanding during the period. Diluted EPS is computed by dividing net income available to common stockholders’ by the weighted average number of common shares outstanding as, adjusted for restricted shares, and common stock equivalents (i.e. stock options) outstanding during the period and accounted for under the treasury stock method. The weighted average number of common shares outstanding used in the computation of Basic EPS was 467,306,335, 294,490,840 and 226,304,234 for 2005, 2004, and 2003, respectively. The weighted average number of common shares outstanding used in the computation of Diluted EPS was 472,790,713, 299,219,291 and 228,774,213 for 2005, 2004 and 2003, respectively.

Accounting for Stock-Based Compensation

Stock-based compensation plans are accounted for in accordance with the requirements specified in SFAS No. 123 “Accounting for Stock-Based Compensation” (“SFAS 123”), as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” (“SFAS 148”). As permitted under these Statements, we have elected to apply the intrinsic value method in accounting for option-based stock

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

compensation plans. Accordingly, compensation expense has not been recognized in the accompanying consolidated financial statements for stock-based compensation plans, other than restricted stock awards. Restricted stock awards are recorded as deferred compensation, a component of stockholders’ equity, at fair value as of the date of grant and amortized to compensation expense over the awards’ specified vesting periods. Since the intrinsic value method is used, we are required to disclose the pro-forma impact on net income and earnings per share that the fair value-based method would have had, if it was applied rather than the intrinsic value method. See Note 16 — “Common Stock Plans”, for additional information.

Accordingly, the following table illustrates the effect on net income and earnings per share as if the fair value-based method had been applied to all outstanding awards in each period.

	2005	2004	2003

(Dollars in thousands, except per share amounts)
Net Income, as Reported	$948,847	$552,996	$396,365

Add: Restricted Stock Expense Included in Net Income, Net of Taxes	13,841	9,536	6,809
Less: Total Stock-based Employee Compensation Expense Determined Under the Fair Value Method for All Awards, Net of Taxes	(22,489)	(16,377)	(9,254)

Pro-Forma Net Income	$940,199	$546,155	$393,920

Earnings Per Share:
Basic — as Reported	$2.03	$1.88	$1.75
Basic — Pro-Forma	2.01	1.85	1.74
Diluted — as Reported	2.01	1.85	1.73
Diluted — Pro-Forma	1.99	1.83	1.72

Goodwill and Identifiable Intangible Assets

Goodwill and identifiable intangible assets (primarily core deposit intangibles) reflected on the consolidated balance sheets arose from previous acquisitions. At the date of acquisition, we recorded the assets acquired and liabilities assumed at fair value. The excess of cost over the fair value of the net assets acquired is recorded on the balance sheet as goodwill. The cost includes the consideration paid and all direct costs associated with the acquisition. Indirect costs relating to the acquisition are expensed when incurred based on the nature of the item.

In accordance with the requirements specified in SFAS No. 142 “Goodwill and Other Intangible Assets”, goodwill and identifiable intangible assets having an indefinite useful life are no longer amortized but are periodically assessed for impairment. Identifiable intangible assets having an estimated useful life are separately recognized and amortized over their estimated useful lives. The required assessment of goodwill impairment, was completed as of December 31, 2005 and management determined that no impairment exists.

Statement of Cash Flows

For purposes of the accompanying consolidated statements of cash flows, cash and cash equivalents are defined as the amounts included in the consolidated balance sheets under the captions “Cash & Due from Banks” and “Money Market Investments”, with contractual maturities of less than 90 days.

Cash flows associated with derivative financial instruments are classified in the accompanying consolidated statements of cash flows in the same category as the cash flows from the assets or liabilities being hedged.

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 2 —	Business Combinations

The Trust Company of New Jersey

In May 2004, The Trust Company of New Jersey (“TCNJ”), a New Jersey state-chartered bank was acquired, in a tax free merger. TCNJ shareholders received one share of the Company’s common stock for each share of TCNJ common stock held or 27.8 million shares, adjusted for the three-for-two stock split. At the merger date, TCNJ had $4.1 billion in total assets, $1.4 billion in securities, $2.1 billion in loans, $3.2 billion in deposits and $.7 billion in borrowings.

GreenPoint Financial Corp.

In October 2004, GreenPoint Financial Corp. (“GreenPoint”) was acquired, in a tax free merger. GreenPoint’s shareholders received 1.0514 shares of the Company’s common stock for each of share of GreenPoint common stock held, for a total issuance of 210.3 million shares (adjusted for the three-for-two stock split). GreenPoint operated two primary businesses, a retail savings bank (GreenPoint Bank) and a national mortgage company (GreenPoint Mortgage Funding, Inc.). At the merger date, GreenPoint had $27 billion in assets, $6.8 billion in securities, $5.1 billion in loans held-for-sale, $12.8 billion in loans held-for-investment, $12.8 billion in deposits and $11.4 billion in borrowings. On February 21, 2005, the operations of GreenPoint Bank were merged with and into North Fork Bank. GreenPoint Mortgage continues to operate as a separate subsidiary.

Identifiable Intangibles

The following table represents a roll forward of identifiable intangibles, which is comprised primarily of core deposits intangibles from previous acquisitions.

	2005	2004	2003

(In thousands)
Gross Carrying Value	$188,243	$35,165	$35,165
Add: GreenPoint Acquisition(1)	—	113,726	—
Add: TCNJ Acquisition(2)	—	39,352	—

Gross Carrying Value	$188,243	$188,243	$35,165
Less: Accumulated Amortization	(74,152)	(37,509)	(22,400)

Net Carrying Value	$114,091	$150,734	$12,765

(1)	The GreenPoint core deposit intangible is being amortized over 11 years on an accelerated basis.

(2)	The TCNJ core deposit intangible is being amortized over 8 years on an accelerated basis.

Amortization expense of identifiable intangibles was $36.6 million, $15.1 million and $3.6 million for 2005, 2004 and 2003, respectively. The aggregate amortization expense is projected to be $33.6 million, $25.6 million, $20.5 million, $16.1 million and $6.6 million in 2006, 2007, 2008, 2009 and 2010, respectively.

Goodwill

Goodwill was $5.9 billion for both 2005 and 2004, respectively. Any changes in goodwill during 2005 were insignificant and resulted from the final purchase accounting adjustments for facility and compensation related matters that were not available at the time we closed the acquisition of GreenPoint. Goodwill is analyzed for impairment on an annually basis. No impairment loss was recorded in 2005 or 2004.

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 3 —	Securities

Available-for-Sale Securities

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of available-for-sale securities were as follows at December 31:

	2005				2004
		Gross	Gross			Gross	Gross
	Amortized	Unrealized	Unrealized	Fair	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value

(In thousands)
CMO Agency Issuances	$3,604,117	$54	$(92,886)	$3,511,285	$5,121,001	$11,911	$(34,669)	$5,098,243
CMO Private Issuances	3,484,016	299	(74,526)	3,409,789	4,723,080	14,628	(15,895)	4,721,813
Agency Pass-Through Certificates	1,986,388	3,554	(33,455)	1,956,487	2,715,253	28,109	(6,295)	2,737,067
State & Municipal Obligations	884,742	2,339	(5,843)	881,238	916,239	6,147	(2,274)	920,112
Equity Securities(1)(2)	663,371	13,659	(1,505)	675,525	790,042	5,377	(1,414)	794,005
U.S. Treasury & Agency Obligations	233,468	—	(2,316)	231,152	361,987	2,737	(949)	363,775
Other Securities	628,737	6,134	(4,370)	630,501	800,848	12,075	(3,313)	809,610

	$11,484,839	$26,039	$(214,901)	$11,295,977	$15,428,450	$80,984	$(64,809)	$15,444,625

(1)	Amortized cost and fair value includes $265.8 million and $351.7 million in Federal Home Loan Bank stock at December 31, 2005 and 2004, respectively.

(2)	Amortized cost and fair value includes $332.3 million and $342.8 million at December 31, 2005 and $369.6 million and $371.2 million at December 31, 2004 in Freddie Mac and Fannie Mae Preferred Stock, respectively.

Held-to-Maturity Securities

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of held-to-maturity securities were as follows at December 31:

	2005				2004
		Gross	Gross			Gross	Gross
	Amortized	Unrealized	Unrealized	Fair	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value

(In thousands)
Agency Pass-Through Certificates	$46,155	$525	$(866)	$45,814	$57,719	$1,402	$(345)	$58,776
CMO Private Issuances	9,430	—	(472)	8,958	24,426	209	(484)	24,151
State & Municipal Obligations	38,301	1,815	—	40,116	45,303	2,688	—	47,991
Other Securities	10,324	—	(84)	10,240	15,125	—	(52)	15,073

	$104,210	$2,340	$(1,422)	$105,128	$142,573	$4,299	$(881)	$145,991

Mortgage backed securities represented 78% of total securities at December 31, 2005, and included pass-through certificates guaranteed by GNMA, FHLMC or FNMA and collateralized mortgage-backed obligations (“CMOs”) backed by government agency pass-through certificates or whole loans. The pass-through certificates included both fixed and adjustable rate instruments. CMOs, by virtue of the underlying collateral or structure, are AAA rated and are either fixed rate current pay sequentials and planned amortization class (PAC) structures or adjustable rate issues. The adjustable rate pass-throughs and CMOs are principally Hybrid adjustable rate mortgages (ARMs). Hybrid ARMs typically have a fixed initial rate of interest from 3 through 7 years and at the end of that term convert to a one year adjustable rate of interest indexed to short term benchmarks (i.e. LIBOR or

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

one-year Treasuries). Hybrid ARMs included in Pass-throughs and CMOs as of December 31, 2005 aggregated $2.6 billion.

At December 31, 2005, securities carried at $7.3 billion were pledged to secure securities sold under agreements to repurchase, other borrowings, and for other purposes as required by law. Securities pledged under agreements pursuant to which the collateral may be sold or re-pledged by the secured parties approximated $4.1 billion, while securities pledged under agreements pursuant to which the secured parties may not sell or re-pledge the collateral approximated $3.2 billion at December 31, 2005.

At December 31, 2005, the amortized cost and estimated fair value of securities by contractual maturity are presented in the table below. Expected maturities will differ from contractual maturities since issuers may have the right to call or prepay obligations without call or prepayment penalties.

	Available-for-Sale		Held-to-Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

(In thousands)
Due in One Year or Less	$478,204	$477,790	$4,050	$4,060
Due After One Year Through Five Years	370,916	367,467	19,771	19,854
Due After Five Years Through Ten Years	168,607	167,621	10,962	11,530
Due After Ten Years	729,220	730,013	13,842	14,912

Sub-total	$1,746,947	$1,742,891	$48,625	$50,356
CMO’s	7,088,133	6,921,074	9,430	8,958
Agency Pass-Through Certificates	1,986,388	1,956,487	46,155	45,814
Equity Securities	663,371	675,525	—	—

	$11,484,839	$11,295,977	$104,210	$105,128

The proceeds from realized gains and losses on securities were as follows at December 31,

	2005	2004	2003

(In thousands)
Proceeds from Sales	$2,258,489	$1,442,626	$1,532,384

Gross Realized Gains	$18,651	$14,780	$24,901
Gross Realized Losses	(8,512)	(2,124)	(9,139)

Net Realized Gains	$10,139	$12,656	$15,762

In December 2005, $577 million in securities were identified as other than temporarily impaired resulting in a realized loss of $6.0 million. Theses securities were sold in January 2006. Gross realized gains and losses for 2005, 2004 and 2003 resulted from sales of mortgage backed securities, corporate bonds and certain equity and capital securities.

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table provides the gross unrealized losses and fair value, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position, as of December 31, 2005:

	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

(In thousands)
CMO Agency Issuances	$1,166,734	$(20,888)	$2,136,310	$(71,998)	$3,303,044	$(92,886)
CMO Private Issuances	1,954,853	(40,364)	1,254,785	(34,634)	3,209,638	(74,998)
Agency Pass-Through Certificates	1,154,060	(16,974)	521,106	(17,347)	1,675,166	(34,321)
State & Municipal Obligations	581,355	(3,663)	87,048	(2,180)	668,403	(5,843)
U.S. Treasury & Agency Obligations	59,943	(1,488)	24,538	(828)	84,481	(2,316)
Equity Securities	43,686	(397)	99,268	(1,108)	142,954	(1,505)
Other Securities	78,561	(1,393)	133,144	(3,061)	211,705	(4,454)

Total Temporarily Impaired Securities	$5,039,192	$(85,167)	$4,256,199	$(131,156)	$9,295,391	$(216,323)

As of December 31, 2005, approximately 93% of the unrealized losses in the securities portfolio was comprised of mortgage-backed securities. The remaining 7% of the unrealized losses is concentrated in corporate bonds and state and municipal obligations. Management reviews these securities at least annually and there are no instances of credit or rating agency downgrades. Management believes these price movements can be attributed to the increase in current market credit spreads on similar issuances.

When purchasing investment securities, the Company’s overall interest-rate risk profile is considered as well as the adequacy of expected returns relative to risks assumed, including prepayments. In continuously managing the investment securities portfolio, management occasionally sells investment securities as a result of changes in interest rates and spreads, actual or anticipated prepayments, credit risk associated with a particular security, and/or following the completion of a business combination.

NOTE 4 —	Loans

The composition of loans designated as held-for-sale are summarized as follows at December 31,:

Loans Held-for-Sale:		%		%
(Dollars in thousands)	2005	of Total	2004	of Total

Mortgages Loans	$3,824,547	89%	$4,339,581	76%
Home Equity	496,656	11	1,380,247	24

Total	$4,321,203	100%	$5,719,828	100%
Deferred Origination Costs	38,064		56,117

Total Loans Held-For-Sale	$4,359,267		$5,775,945

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The composition of loans designated as held-for investment are summarized as follows at December 31,:

		%		%
Loans Held-for-Investment:	2005	of Total	2004	of Total

(Dollars in thousands)
Commercial Mortgages	$6,206,416	19%	$5,369,656	18%
Commercial & Industrial	4,709,440	14	3,046,820	10

Total Commercial	10,915,856	33	8,416,476	28
Residential Mortgages	15,068,443	45	15,668,938	51
Multi-Family Mortgages	4,821,642	15	4,254,405	14
Consumer	1,558,782	5	1,604,863	5
Construction and Land	829,273	2	480,162	2

Total	$33,193,996	100%	$30,424,844	100%
Deferred Origination Costs, net	38,240		28,490

Total Loans Held-for-Investment	$33,232,236		$30,453,334

The loan portfolio is concentrated primarily in loans secured by real estate. The segments of the real estate portfolio are diversified in terms of risk and repayment sources. The underlying collateral includes residential 1-4 family mortgages, and multi-family apartment buildings, owner occupied/non-owner occupied commercial properties and construction and land loans. The risks inherent in the loan portfolio are dependent on both regional and general economic stability, which affect property values and the financial well being and creditworthiness of the borrowers.

At December 31, 2005, loans secured by real estate of $4.0 billion were pledged as collateral under borrowing arrangements with the Federal Home Loan Bank of New York.

Related Party Loans

Loans to related parties include loans to directors and their related companies and executive officers of the Company and its subsidiaries. Such loans are made in the ordinary course of business on substantially the same terms as loans to other individuals and businesses of comparable risks. We do not extend loans to directors and executive officers for purposes of financing the purchase of the company’s common stock. Related party loans, consisting principally of residential mortgage loans, aggregated $4.9 million and $4.8 million at December 31, 2005 and 2004, respectively.

Non-Performing Assets

Non-performing assets include loans ninety days past due and still accruing, non-accrual loans and other real estate. Other real estate consists of properties acquired through foreclosure or deed in lieu of foreclosure. Other real estate is carried at the lower of the recorded amount of the loan or the fair value of the property based on the appraised value adjusted for estimated disposition costs. Other real estate is reflected on the accompanying balance sheet as a component of other assets.

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table represents the components of non-performing assets at December 31,:

	2005	2004

(In thousands)
Non-Performing Loans Held-for-Investment:
Commercial Mortgages	$498	$16,890
Commercial & Industrial	7,970	8,730

Total Commercial	8,468	25,620
Residential Mortgages	19,315	103,745
Multi-Family Mortgages	550	1,290
Consumer	2,684	3,178
Construction and Land	—	—

Total Non-Performing Loans-Held-for-Investment	$31,017	$133,833
Total Non-Performing Loans-Held-for-Sale	13,931	60,858

Total Non-Performing Loans	44,948	194,691
Other Real Estate	4,101	17,410

Total Non-Performing Assets	$49,049	$212,101

Interest foregone on non-accrual loans aggregated $2.2 million in 2005, $2.9 million in 2004 and $1.0 million in 2003 and 2002, respectively. As part of the analysis for loan losses, certain loans are assessed for impairment as specified by the criteria established in SFAS No. 114 “Accounting by Creditors for Impairment of a Loan”. The level of loans identified as impaired and the related valuation was not significant at December 31, 2005 and 2004.

At December 31, 2005, there were no commitments to lend additional funds to borrowers whose loans were non-performing. Additionally, there were no restructured, accruing loans outstanding at December 31, 2005 and 2004.

NOTE 5 —	Allowance for Loan Losses

A summary of changes in the allowance for loan losses is shown below for the years ended December 31,:

	2005	2004	2003

(In thousands)
Balance at Beginning of Year	$211,097	$122,733	$114,995
Provision for Loan Losses	36,000	27,189	26,250
Allowance From Purchase Acquisitions	—	84,977	—

Total	247,097	234,899	141,245
Recoveries Credited to the Allowance	15,646	12,769	8,122
Losses Charged to the Allowance	(44,804)	(36,571)	(26,634)

Balance at End of Year	$217,939	$211,097	$122,733

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 6 —	Premises and Equipment

The following is a summary of premises and equipment at December 31,:

	2005	2004

(In thousands)
Land	$96,425	$94,830
Premises	141,922	132,480
Leasehold Improvements	191,384	172,622
Equipment	236,527	242,393

	666,258	642,325
Less: Accumulated Depreciation and Amortization	(228,218)	(226,322)

	$438,040	$416,003

Depreciation and amortization of premises and equipment, is reflected as a component of occupancy and equipment, net in the consolidated statements of income, was $43.1 million, $24.8 million and $15.4 million for 2005, 2004 and 2003, respectively.

NOTE 7 —	Deposits

The following table represents the composition of customer deposit liabilities at December 31,:

	2005		2004
		%		%
	Amount	of Total	Amount	of Total

(Dollars in thousands)
Demand	$7,639,231	20.9%	$6,738,302	19.3%
Money Market Accounts	10,013,110	27.3	9,246,236	26.6
Now	5,593,121	15.3	5,019,159	14.4
Savings	5,303,930	14.5	6,333,599	18.2
Time	5,428,921	14.8	4,932,301	14.2
Certificate of Deposit, $100,000 and Over	2,638,260	7.2	2,542,831	7.3

Total Deposits	$36,616,573	100.0%	$34,812,428	100.0%

The aggregate amount of overdrawn deposit balances reclassified as loans was $35.4 million and $24.0 million as of December 31, 2005 and 2004, respectively.

The following is a summary of the remaining maturity of time deposits including certificates of deposits, $100,000 and over as of December 31, 2005:

Balance

(In thousands)
2006	$6,647,496
2007	866,488
2008	213,711
2009	234,685
2010	72,882
Thereafter	2,784

Total Time and Certificates of Deposits(1)	$8,038,046

(1)	Excludes $29.1 million in purchase accounting adjustments.

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The remaining maturities of certificate of deposits in amounts of $100,000 and over at December 31, 2005, were as follows:

Balance

(In thousands)
3 Months or Less	$1,076,979
3 to 6 Months	672,127
6 to 12 Months	587,446
Greater Than One Year	301,708

$2,638,260

NOTE 8 —	Federal Funds Purchased and Collateralized Borrowings

The following table summarizes the components of federal funds purchased & collateralized borrowings at December 31,:

	2005	2004

(In thousands)
Federal Funds Purchased	$2,634,000	$2,311,000
Securities Sold Under Repurchase Agreements	3,783,017	7,138,175
Federal Home Loan Bank Advances	3,283,604	5,143,852

Total Federal Funds Purchased and Collateralized Borrowings	$9,700,621	$14,593,027

The following is a summary of federal funds purchased and securities sold under agreements to repurchase (“Repos”) at and for the years ended December 31,:

	2005	2004	2003

(Dollars in thousand)
Federal Funds Purchased:
Period End Balance	$2,634,000	$2,311,000	$263,000
Maximum Amount Outstanding at Any Month End	2,705,000	2,523,000	336,000
Average Outstanding Balance	1,642,185	643,436	105,748
Weighted Average Interest Rate Paid	3.27%	1.93%	1.18%
Weighted Average Interest Rate at Year End	4.17	2.54	0.99
Securities Sold Under Agreements to Repurchase:
Period End Balance	$3,783,017	$7,138,175	$1,908,154
Accrued Interest Payable at Period End	14,903	20,381	7,607
Maximum Amount Outstanding at Any Month End	7,964,087	7,307,012	4,550,000
Average Outstanding Balance	$5,730,343	$3,087,946	3,101,184
Weighted Average Interest Rate Paid	3.14%	2.60%	2.41%
Weighted Average Interest Rate at Year End	3.68	2.89	2.92

Interest swaps were used to convert certain Repos from variable rates to fixed rates. (See Note 10 — “Derivative Financial Instruments” for additional information). The impact of these swaps was to change the weighted average interest rate paid in the above table to 3.19%, 2.81% and 2.85%, at December 31, 2005, 2004 and 2003, respectively.

Qualifying Repos are treated as financings and the obligations to repurchase securities sold are reflected as liabilities on the consolidated balance sheets. The dollar amount of securities underlying the agreements remain in

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the asset accounts, although the securities underlying the agreements are delivered to the brokers who arranged the transactions. In certain instances, the brokers may have sold, loaned, or disposed of the securities to other parties in the normal course of their operations, and have agreed to resell substantially similar securities at the maturity of the agreements to the Company.

The following is a summary of the amortized cost and fair value of securities collateralizing Repos, in addition to the amounts of and the contractual interest rates on the related borrowings.

							U.S. Gov.’t
			Total		MBS(1)		Agencies(1)
		Average	Amortized	Fair	Amortized	Fair	Amortized	Fair
Contractual Maturity	Repo’s (2) (3)	Rates(4)	Cost	Value	Cost	Value	Cost	Value

(Dollars in thousands)
Up to 30 days	$10,608	4.31%	$14,366	$14,033	$14,367	$14,032	$—	$—
30 to 90 Days	325,000	3.96	303,679	295,397	303,679	295,397	—	—
90 Days to 1 Year	450,000	3.47	695,045	676,871	695,045	676,871	—	—
In Excess of 1 Year	2,950,000	4.45	3,206,810	3,135,021	3,144,801	3,074,411	62,009	60,610

Total	$3,735,608	4.29%	$4,219,900	$4,121,322	$4,157,892	$4,060,711	$62,009	$60,610

(1)	Excludes accrued interest receivable of $16.4 million.

(2)	Excludes accrued interest payable of $14.9 million.

(3)	Excludes $47.4 million in purchase accounting discounts.

(4)	The weighted average interest rate at year end 2005 with purchase accounting adjustments was 3.68%.

The contractual maturity of Federal Home Loan Bank (“FHLB”) Advances at December 31, 2005 is as follows:

	FHLB	Average
Maturity	Advances(1)	Rates(1)(2)

(Dollars in thousands)
2006	$550,000	4.71%
2007	725,015	4.66
2008	350,000	5.50
2009	—	—
2010	900,000	5.45
Thereafter	650,000	4.97

Total	$3,175,015	5.05%

(1)	Excludes $108.6 million in purchase accounting discounts.

(2)	The weighted average interest rate at year end including purchase accounting adjustments was 3.57%.

Our banking subsidiaries have the ability to borrow an additional $11.9 billion on a secured basis, utilizing mortgage related loans and securities as collateral. At December 31, 2005, $4.1 billion in advances and repurchase agreements were outstanding with the FHLB.

Arrangements with correspondent banks are maintained to provide short-term credit for regulatory liquidity requirements. These available lines of credit aggregated $1.3 billion at December 31, 2005. We continually monitor our liquidity position as well as the liquidity positions of our banking subsidiaries and believe that sufficient liquidity exists to meet all of our operating requirements.

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 9 —	Other Borrowings

The following tables summarize other borrowings outstanding as of December 31,:

Subordinated Notes:

	2005	2004

(Dollars in thousands)
Parent Company:
5.875% Subordinated Notes due August 2012	$349,408	$349,319
5.0% Subordinated Notes due August 2012	150,000	150,000
Subsidiary Bank:
9.25% Subordinated Bank Notes due October 2010	178,622	184,474

Total Subordinated Notes	678,030	683,793
Fair Value Hedge Adjustment	(31,040)	(22,888)

Total Subordinated Notes Carrying Amount	$646,990	$660,905

$350 million of 5.875% Subordinated Notes and $150 million of 5% Fixed Rate/Floating Rate Subordinated Notes which mature in 2012, were issued in August 2002. These issuances qualify as Tier II capital for regulatory purposes. The 5.875% Subordinated Notes bear interest at a fixed rate through maturity, pay interest semi-annually and are not redeemable prior to maturity. The Fixed Rate/Floating Rate Notes bear interest at a fixed rate of 5% per annum for the first five years, and convert to a floating rate thereafter until maturity based on three-month LIBOR plus 1.87%. Beginning in the sixth year, we have the right to redeem the Fixed Rate/Floating Rate Notes at par plus accrued interest. There are $500 million in pay floating swaps, designated as fair value hedges, that were used to convert the stated fixed rate on these Notes to variable rates indexed to three-month LIBOR. (See Note 10 — “Derivative Financial Instruments” for additional information).

$150 million of 9.25% Subordinated Bank Notes were assumed from GreenPoint. The 9.25% Subordinated Bank Notes mature in 2010, pay interest semi-annually and currently $120 million qualifies as Tier II capital for regulatory purposes. The 9.25% Subordinated Bank Notes were recorded at fair value as of the acquisition date and includes the remaining fair value discount of $28.6 million and $34.6 million at December 31, 2005 and December 31, 2004, respectively, which reduced the effective cost of funds to 4.61%.

Junior Subordinated Debt (Related to Trust Preferred Securities):

	2005	2004

(In thousands)
8.70% Junior Subordinated Debt — due December 2026	$102,839	$102,827
8.00% Junior Subordinated Debt — due December 2027	102,811	102,798
8.17% Junior Subordinated Debt — due May 2028	46,547	46,547
9.10% Junior Subordinated Debt — due June 2027	235,867	237,251

Total Junior Subordinated	488,064	489,423
Fair Value Hedge Adjustment	7,427	15,165

Total Junior Subordinated Debt Carrying Amount	$495,491	$504,588

Capital Securities (or “Trust Preferred Securities”), which qualify as Tier I Capital for regulatory purposes, were issued through Wholly-Owned Statutory Business Trusts (the “Trusts”). The Trusts were initially capitalized with common stock and the proceeds of both the common stock and Capital Securities were used to acquire Junior Subordinated Debt issued by the Company. The Capital Securities are obligations of the Trusts. The Junior Subordinated Debt and Capital Securities bear the same interest rates, are due concurrently and are non-callable at

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

any time in whole or in part for ten years from the date of issuance, except in certain limited circumstances. They may be redeemed annually thereafter, in whole or in part, at declining premiums to maturity. The costs associated with these issuances have been capitalized and are being amortized to maturity using the straight-line method.

$200 million of 9.10% Capital Securities were assumed from GreenPoint. The corresponding Junior Subordinated Debt of $206.2 million previously issued was recorded at fair value as of the acquisition date and includes the remaining fair value discount of $29.7 million and $31.1 million at December 31, 2005 and December 31, 2004, respectively, which reduced the effective cost of funds to 7.63%.

Pay floating swaps of $245 million, designated as fair value hedges, were used to convert a corresponding amount in Junior Subordinated Debt from their stated fixed rates to variable rates indexed to three-month LIBOR. (See Note 10 — “Derivative Financial Instruments” for additional information.)

Senior Notes:

	2005	2004

(In thousands)
3.20% Senior Notes due June 6, 2008	$344,945	$342,869
Fair Value Hedge Adjustment	(10,062)	(2,044)

Total Senior Notes Carrying Amount	$334,883	$340,825

$350 million of 3.20% Senior Notes were assumed from GreenPoint. The 3.20% Senior Notes mature in 2008, and pay interest semi-annually. These notes were recorded at fair value as of the acquisition date and include the remaining fair value premium of $5.1 million and $7.1 million at December 31, 2005 and December 31, 2004, respectively, which increased the effective cost of funds to 3.84%.

Pay floating swaps of $350 million, designated as fair value hedges, were used to convert the stated fixed rate on these notes to variable rates indexed to the three-month LIBOR. (See Note 10 — “Derivative Financial Instruments” for additional information).

NOTE 10 —	Derivative Financial Instruments

The use of derivative financial instruments creates exposure to credit risk. This credit exposure relates to losses that would be recognized if the counterparties fail to perform their obligations under the contracts. To mitigate this exposure to non-performance, we deal only with counterparties of good credit standing and establish counterparty credit limits. In connection with our interest rate risk management process, we periodically enter into interest rate derivative contracts. These derivative interest rate contracts may include interest rate swaps, caps, and floors and are used to modify the repricing characteristics of specific assets and liabilities.

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table details the interest rate swaps and the associated hedged liabilities outstanding as of December 31, 2005:

			Fixed	Variable
		Notional	Interest	Interest
Maturity	Hedged Liability	Amounts	Rates	Rates

(Dollars in thousand)
Pay Fixed Swaps
2008	Repurchase Agreement	$75,000	6.14%	4.29%

Pay Floating Swaps
2007	5.00% Subordinated Notes	$150,000	5.00%	6.64%
2008	3.20% Senior Notes	350,000	3.20%	4.10%
2012	5.875% Subordinated Notes	350,000	5.88%	6.64%
2026	8.70% Junior Subordinated Debt	100,000	8.70%	6.61%
2027	8.00% Junior Subordinated Debt	100,000	8.00%	5.98%
2028	8.17% Junior Subordinated Debt	45,000	8.17%	7.03%

		$1,095,000

At December 31, 2005, $75 million in pay fixed swaps, designated as cash flow hedges, were outstanding. These agreements change the repricing characteristics of certain repurchase agreements, requiring us to make periodic fixed rate payments and receive periodic variable rate payments indexed to three-month LIBOR, based on a common notional amount and identical payment and maturity dates. As of December 31, 2005, these swaps had an unrealized loss of $2.2 million, which is recorded as a component of other liabilities (the net of tax amount of $1.2 million is reflected in stockholders’ equity as a component of accumulated other comprehensive loss). The use of pay fixed swaps outstanding increased interest expense by $2.6 million, $8.0 million and $23.9 million for the years ended December 31, 2005, 2004 and 2003, respectively. The decline in swap related interest expense was due primarily to the maturity of $100 million in the second quarter of 2004. Based upon the current interest rate environment, approximately $.6 million of the $1.2 million after tax unrealized loss is expected to be reclassified from accumulated other comprehensive loss during the next twelve months.

At December 31, 2005, $1.1 billion of pay floating swaps, designated as fair value hedges, was outstanding. $350 million in pay floating swaps was used to convert the stated fixed rate on the 5.88% subordinated notes to variable rates indexed to three-month LIBOR. The swap term and payment dates match the related terms of the subordinated notes. $150 million in pay floating swaps were used to convert the stated fixed rate on the 5% subordinated notes to variable rates indexed to three-month LIBOR. The swap terms are for five years, matching the period of time the subordinated notes pay a fixed rate. Beginning in the sixth year, we have the right to redeem the fixed rate/floating rate notes at par plus accrued interest or the interest rate converts to a spread over three month LIBOR. At December 31, 2005, the fair value adjustment on these swaps resulted in a loss of $31.0 million and is reflected as a component of other liabilities. The carrying amount of the $500 million in subordinated notes was decreased by an identical amount. These swaps increased interest expense by approximately $.3 million and reduced interest expense by $9.0 million and $5.3 million for the years ended December 31, 2005, 2004 and 2003, respectively. There was no hedge ineffectiveness recorded in the Consolidated Statements of Income on these transactions for all periods reported.

$350 million of pay floating swaps was used to convert the stated fixed rate on the 3.20% senior notes to variable rates indexed to three-month LIBOR. The swap term and payment dates match the related terms of the senior notes. At December 31, 2005, the fair value adjustment on the swaps resulted in a loss of $10.1 million and is reflected as a component of other liabilities. The carrying amount of the $350 million in senior notes was decreased by an identical amount. For the years ended December 31, 2005 and 2004, these swaps reduced interest expense by $.9 million and $1.3 million, respectively. There was no hedge ineffectiveness recorded in the Consolidated Statements of Income on these transactions for all periods reported.

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Interest rate swap agreements were also used to change the repricing characteristics of $245 million in Junior Subordinated Debt from their stated fixed rates to variable rates indexed to three-month LIBOR. The swaps contain payment dates, maturity dates and embedded call options held by the counterparty (exercisable in approximately two years), which are identical to the terms and call provisions contained in the Junior Subordinated Debt. At December 31, 2005, the fair value adjustment on these swaps resulted in a gain totaling $7.4 million and is reflected as a component of other assets. The carrying amount of the $245 million in Junior Subordinated Debt was increased by an identical amount. For the years ended December 31, 2005, 2004 and 2003 these swaps reduced interest expense by $8.1 million, $12.6 million and $12.3 million, respectively. There was no hedge ineffectiveness recorded in the Consolidated Statements of Income from these transactions for each period reported.

As part of our mortgage banking operations, we enter into commitments to originate or purchase loans whereby the interest rate on the loan is determined prior to funding (“interest rate lock commitment”). Interest rate lock commitments on mortgage loans that we intend to sell in the secondary market are considered free-standing derivatives. These derivatives are carried at fair value with changes in fair value recorded as a component of gain on sale of loans. In accordance with Staff Accounting Bulletin No. 105, “Application of Accounting Principles to Loan Commitments”, interest rate lock commitments are initially valued at zero. Changes in fair value subsequent to inception are determined based upon current secondary market prices for underlying loans with similar coupons, maturity and credit quality, subject to the anticipated probability that the loan will fund within the terms of the commitment. The initial value inherent in the loan commitments at origination is recognized through gain on sale of loans when the underlying loan is sold. Both the interest rate lock commitments and the related hedging instruments are recorded at fair value with changes in fair value recorded in current earnings as a component of gain on sale of loans.

Generally, if interest rates increase, the value of our interest rate lock commitments and funded loans decrease and loan sale margins are adversely impacted. We hedge the risk of overall changes in fair value of loans held-for-sale and interest rate lock commitments generally by entering into mandatory commitments to deliver mortgage whole loans to various investors, selling forward contracts on mortgage backed securities of Fannie Mae and Freddie Mac and, to a lesser extent, by using futures and options to economically hedge the fair value of interest rate lock commitments. In accordance with SFAS 133, certain of these positions qualify as fair value hedges against a portion of the funded held-for-sale loan portfolio and result in adjustments to the carrying value of designated loans through gain on sale based on fair value changes attributable to the hedged risk. The forward contracts, futures and options used to economically hedge the loan commitments are accounted for as economic hedges and naturally offset loan commitment mark-to-market gains and losses recognized as a component of gain on sale.

The notional amount of all forward contracts was $1.9 billion at December 31, 2005. Forward contracts designated as fair value hedges associated with mortgage loans held-for-sale had a notional value of $1.5 billion at December 31, 2005. The notional amount of forward contracts used to manage the risk associated with interest rate lock commitments on mortgage loans was $407 million at December 31, 2005.

The following table shows hedge ineffectiveness on fair value hedges included in gain on sale of loans for the years ended December 31,:

	2005	2004

(In thousands)
(Loss)/Gain on Hedged Mortgage Loans	$(13,016)	$15,038
Gain/(Loss) on Derivatives	11,400	(14,418)

Hedge Ineffectiveness	$(1,616)	$620

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 11 —	Income Taxes

The components of the consolidated provision for income taxes are shown below for the years ended December 31,:

	2005	2004	2003

(In thousands)
Current Tax Expense	$387,313	$78,755	$215,930
Deferred Tax Expense/(Benefit)	118,383	208,982	(13,090)

Provision for Income Taxes	$505,696	$287,737	$202,840

The following table reconciles the statutory federal tax rate to the effective tax rate on income before income taxes for the years ended December 31,:

	2005	2004	2003

Federal Statutory Tax Rates	35.00%	35.00%	35.00%
Increases/Reductions Resulting from:
State and Local Income Taxes, Net of Federal Income Tax Benefit	1.44	2.17	.84
Tax Exempt Interest, net	(1.28)	(1.59)	(1.56)
Dividends Received Deduction	(.34)	(.24)	(.32)
Other, net	(.05)	(1.12)	(.11)

Total Adjustments	(.23)	(.78)	(1.15)

Effective Tax Rate	34.77%	34.22%	33.85%

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The components of the net deferred tax asset or liability included in “Other Assets” or “Accrued Expenses & Other Liabilities” on the accompanying consolidated balance sheets at December 31, are as follows:

	2005	2004

(In thousands)
Deferred Tax Assets:
Allowance for Loan Losses	$92,280	$80,117
Deferred Compensation and Other Employee Benefit Plans	50,527	52,251
Deductible Merger Related Charges	15,859	38,674
Retained Liability, (Manufactured Housing)	111,523	147,806
Valuation Differences Resulting From Acquired Assets and Liabilities	66,624	106,960
Unrealized Loss on Securities Available-for-Sale	77,584	—
Other	90,037	76,719

Gross Deferred Tax Asset	$504,434	$502,527

Valuation Allowance	(4,567)	(4,567)

Deferred Tax Asset	$499,867	$497,960

Deferred Tax Liabilities:
Unrealized Gain on Securities Available-for-Sale	$—	$4,830
Excess Book Basis Over Tax Basis — Premises and Equipment	9,034	14,165
Income Not Realized for Tax Purposes	31,444	68,338
Servicing Assets	105,361	94,604
Other	182,380	99,647

Gross Deferred Tax Liability	$328,219	$281,584

Net Deferred Tax Asset	$171,648	$216,376

During 2005, the valuation allowance remained at $4.6 million. Management continues to reserve a portion of the New York State and City deferred tax asset due to uncertainties of realization. Additionally, as a result of merging with and acquiring thrifts, retained earnings at December 31, 2005 and 2004 includes approximately $276 million, for which no Federal income tax liability has been recognized. This amount represents the balance of acquired thrift bad debt reserves created for tax purposes as of December 31, 1987. These amounts are subject to recapture in the unlikely event that the Bank makes distributions in excess of earnings and profits, redeems its stock, or liquidates.

NOTE 12 —	Business Segments

In October 2004, we assumed a national mortgage business with the Green Point acquisition. As a result, we have divided our operating activity into two primary business segments: Retail Banking and Mortgage Banking.

The retail banking business provides a full range of banking products and services principally through 355 branches located throughout the New York Metropolitan area. The mortgage banking segment is conducted through GreenPoint Mortgage, which originates, sells and services a wide variety of mortgages secured by 1-4 family residences and small commercial properties, on a nationwide basis.

We changed our segment reporting structure in the fourth quarter of 2004, to reclassify our financial services division into the retail banking segment. The financial services division had previously been reported as a separate operating segment. The products offered by this segment included the sale of alternative investment products (mutual funds and annuities), trust services, discount brokerage and investment management. The primary delivery channel for these products is the retail bank’s branches. As a result of the previously mentioned realignment, this

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

area reports directly to the head of retail banking and from a budgeting and performance measurement perspective it is viewed as a component of the retail bank.

The segment information presented in the table below is prepared according to the following methodologies:

•	Revenues and expenses directly associated with each segment are included in determining net income.

•	Transactions between segments are based on specific criteria or appropriate third party rates.

•	Inter-company eliminations and the sale of our minority interest in a non-public finance company are reflected in the “Other” column.

The following table provides information necessary for a reasonable representation of each segment’s contribution to consolidated net income for the years ended December 31, 2005 and 2004, respectively.

	Retail	Mortgage	Segment		Consolidated
	Banking	Banking	Totals	Other	Operations

(In thousands)
Year ended December 31, 2005
Net Interest Income	$1,700,077	$109,143	$1,809,220	$661	$1,809,881
Provision for Loan Losses	36,000	—	36,000	—	36,000

Net Interest Income After Provision for Loan Losses	1,664,077	109,143	1,773,220	661	1,773,881

Non-Interest Income:
Mortgage Banking Income(2)	—	512,936	512,936	(92,098)	420,838
Customer Related Fees & Service Charges	166,872	—	166,872	—	166,872
Investment Management, Commissions & Trust Fees	38,962	—	38,962	—	38,962
Other Operating Income	46,801	6,791	53,592	—	53,592
Securities Gains, net	10,139	—	10,139	—	10,139
Gain on Sale of Other Investments	—	—	—	15,108	15,108

Total Non-Interest Income	262,774	519,727	782,501	(76,990)	705,511

Non-Interest Expense:
Employee Compensation and Benefits	361,413	188,568	549,981	—	549,981
Occupancy and Equipment, net	152,267	39,812	192,079	—	192,079
Other Operating Expenses	230,069	80,606	310,675	(43,268)	267,407
Facility Closures Expense	15,382	—	15,382	—	15,382

Total Non-Interest Expense	759,131	308,986	1,068,117	(43,268)	1,024,849

Income Before Income Taxes	1,167,720	319,884	1,487,604	(33,061)	1,454,543
Provision for Income Taxes	385,244	134,337	519,581	(13,885)	505,696

Net Income	$782,476	$185,547	$968,023	$(19,176)	$948,847

Total Assets	$52,905,745	$4,711,126	$57,616,871	$—	$57,616,871

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Retail	Mortgage	Segment		Consolidated
	Banking	Banking	Totals	Other	Operations

(In thousands)
Year ended December 31, 2004
Net Interest Income	$1,132,039	$42,423	$1,174,462	$759	$1,175,221
Provision for Loan Losses	27,189	—	27,189	—	27,189

Net Interest Income After Provision for Loan Losses	1,104,850	42,423	1,147,273	759	1,148,032

Non-Interest Income:
Mortgage Banking Income(2)	—	82,524	82,524	(21,682)	60,842
Customer Related Fees & Service Charges	114,481	—	114,481	—	114,481
Investment Management, Commissions & Trust Fees	24,952	229	25,181	—	25,181
Other Operating Income	30,692	3,599	34,291	(2,299)	31,992
Securities Gains, net	12,656	—	12,656	—	12,656
Gain on Sale of Other Investments	—	—	—	3,351	3,351

Total Non-Interest Income	182,781	86,352	269,133	(20,630)	248,503

Non-Interest Expense:
Employee Compensation and Benefits	263,124	43,657	306,781	—	306,781
Occupancy and Equipment, net	95,171	11,003	106,174	—	106,174
Other Operating Expenses	124,328	18,519	142,847	—	142,847

Total Non-Interest Expense	482,623	73,179	555,802	—	555,802

Income Before Income Taxes	805,008	55,596	860,604	(19,871)	840,733
Provision for Income Taxes	275,510	19,027	294,537	(6,800)	287,737

Net Income	$529,498	$36,569	$566,067	$(13,071)	$552,996

Total Assets	$54,178,528	$6,488,527	$60,667,055	$—	$60,667,055

The table below represents the components of mortgage banking income for the years ended December 31,:

	2005	2004(1)

(In thousands)
Mortgage Banking Income:
Gain on Sale of Loans Held-for-Sale(2)	$431,145	$53,710
Mortgage Banking Fees, net	100,173	27,973
Amortization of Mortgage Servicing Rights	(87,354)	(20,841)
Temporary Impairment — Mortgage Servicing Rights	(23,126)	—

Total Mortgage Banking Income	$420,838	$60,842

(1)	GreenPoint Mortgage was acquired on October 1, 2004.

(2)	In accordance with U.S accounting principles, we were required to adjust the historical carrying value of loans classified by GreenPoint as held-for-sale as of the acquisition date to fair value. As a result, the economic gain from the sale of these mortgage loans that would ordinarily be reflected as a component of non-interest income at the date of sale was recorded as a fair value adjustment to the loans, historical carrying vales and reflected as a reduction to goodwill. This fair value adjustment was $(.5) million and $56.4 million at December 31, 2005 and 2004, respectively.

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 13 —	Mortgage Servicing Rights

Mortgage Servicing Rights (“MSRs”), are recognized when mortgage loans are sold in the secondary market and the right to service these loans are retained for a fee. MSRs are carried at the lower of the initial carrying value, adjusted for amortization or fair value. MSRs are amortized in proportion to, and over the period of, estimated net servicing income. The amortization of MSRs is periodically analyzed and adjusted to reflect changes in prepayment speeds.

MSRs are periodically evaluated for impairment based on the difference between the carrying amount and current fair value. To evaluate and measure impairment, the underlying loans are stratified based on certain risk characteristics, including loan type, note rate and investor servicing requirements. If it is determined that temporary impairment exists, a valuation allowance is established by risk stratification through a charge to earnings for any excess of amortized cost over the current fair value. If determined in future periods that all or a portion of the temporary impairment no longer exists for a particular risk stratification, the valuation allowance is reduced by increasing earnings.

The following table sets forth the changes in the carrying value and fair value of mortgage servicing rights at December 31,:

	2005	2004

(Dollars in thousands)
Mortgage Servicing Rights:
Balance at Beginning of Year	$254,857	$—
Acquired in Acquisitions	—	226,125
Originations	131,511	50,444
Purchases	660	—
Amortization	(87,354)	(20,841)
Sales	(9,124)	(871)

Balance at End of Year	$290,550	$254,857

Valuation Allowance:
Balance at Beginning of Year	$—	$—
Temporary Impairment Charge	(23,126)	—

Balance at End of Year	$(23,126)	$—

Mortgage Servicing Rights, net	$267,424	$254,857

Fair Value at December 31	$268,874	$265,387

Ratio of Mortgage Servicing Rights to Related Loans Serviced for Others	0.92%	0.96%
Weighted Average Service Fee	.29	.31

The significant assumptions used in estimating the fair value of the servicing assets at December 31, 2005 and 2004 were as follows:

	2005	2004

Weighted average prepayment rate (includes default rate)	28.1%	26.1%
Weighted average life (in years)	3.3	4.0
Cash flows discounted at	10.50%	10.50%

At December 31, 2005, the sensitivities to immediate 10% and 20% increases in the weighted average prepayment rates would decrease the fair value of mortgage servicing rights by $12.9 million and $24.2 million, respectively.

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes our estimate of amortization of MSR’s for the five-year period ending December 31, 2010. This projection was developed using the assumptions made by management in its December 31, 2005, valuation of MSR’s. The assumptions underlying the following estimate will be affected as market conditions and portfolio composition and behavior change, causing both actual and projected amortization levels to change over time. Therefore, the following estimates will change in a manner and amount not presently determinable by management.

Estimated
Amortization

(In thousands)
Year Ended December 31,
2006	$79,413
2007	53,632
2008	36,340
2009	26,019
2010	19,285

Five year total	214,689
Thereafter	75,861

Total	$290,550

NOTE 14 —	Representation and Warranty Reserve

The representation and warranty reserve is available to cover probable losses inherent with the sale of loans in the secondary market. In the normal course of business, certain representations and warranties are made to investors at the time of sale, which permit the investor to return the loan to us or require us to indemnify the investor (make whole) for any losses incurred by the investor while the loan remains outstanding. The representation and warranty reserve is included in accrued expenses and other liabilities on the consolidated balance sheet.

A summary of the changes in the representation and warranty reserve is shown below for the years ended December 31,:

	2005	2004

(In thousands)
Balance at Beginning of Year	$97,066	$—
Amount Acquired through Acquisition	—	80,238
Provisions for Estimated Losses	80,434	23,896
Losses Incurred	(48,880)	(7,068)

Balance at End of Year	$128,620	$97,066

NOTE 15 —	Retirement and Other Employee Benefit Plans

We maintain a defined benefit pension plan (the “Plan” or the “North Fork Plan”) covering substantially all full-time employees. Pension expense is recognized over the employee’s service life utilizing the projected unit cost actuarial method. Participants accrue a benefit each year equal to five percent of their annual compensation, as defined, plus a rate of interest based on the one-year Treasury Bill rate, credited quarterly. Plan assets are invested in a diversified portfolio of mutual funds, fixed income securities, and equity securities. Contributions are periodically made to the Plan so as to comply with the Employee Retirement Income Security Act (“ERISA”) funding standards and the Internal Revenue Code of 1986, as amended.

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

TCNJ maintained two defined benefit retirement plans covering substantially all employees who completed one year of continuous service. Effective June 30, 2004, benefits under these plans were frozen and participants in these plans became eligible to participate in the North Fork Plan effective July 1, 2004.

GreenPoint maintained a defined benefit retirement plan covering substantially all employees who completed one year of service. Effective October 1, 2004, the GreenPoint Cash Balance Plan was merged into the North Fork Plan. The plan provisions for former GreenPoint employees were unchanged after the merger.

Health care and life insurance benefits are also provided to eligible retired employees. Health care benefits received range up to 100% of coverage premiums based on an employee’s age, years of service and retirement date.

The following table sets forth changes in the benefit obligations, plan assets and a reconciliation of the funded status and the assumptions used in determining the net periodic cost included in the accompanying consolidated financial statements at December 31 for the Company’s retirement and post-retirement plans. The Plans were valued using a December 31 measurement date.

	Pension Benefits		Post-Retirement Benefits
	2005	2004	2005	2004

(In thousands)
Change in Benefit Obligation:
Benefit Obligation at Beginning of Year	$194,468	$95,451	$47,721	$22,746
Benefit Obligation Assumed — GPT	—	94,832	—	17,004
Benefit Obligation Assumed — TCNJ	—	26,712	—	5,800
Service Cost	9,353	6,139	1,755	997
Interest Cost	10,578	7,695	1,847	1,762
Amendments	7,571	—	—	—
Benefits Paid	(22,701)	(43,477)	(2,159)	(1,446)
Actuarial Loss/(Gain)	9,930	7,116	(13,222)	858

Benefit Obligation at End of Year	$209,199	$194,468	$35,942	$47,721

Change in Plan Assets:
Fair Value of Plan Assets at Beginning of Year	$280,327	$101,859	$3,391	$1,694
Fair Value of Plan Assets Acquired — GPT	—	50,622	—	—
Fair Value of Plan Assets Acquired — TCNJ	—	99,573	—	—
Actual Return on Plan Assets	11,816	15,192	285	97
Employer Contributions	18,998	56,558	5,459	3,046
Benefits Paid	(22,701)	(43,477)	(2,159)	(1,446)

Fair Value of Plan Assets at End of Year	$288,440	$280,327	$6,976	$3,391

Accumulated Benefit Obligation at End of Year:	$201,786	$182,144	$35,942	$47,721

Reconciliation of Funded Status:
Funded Status	$79,241	$85,859	$(28,966)	$(44,330)
Unrecognized Actuarial Loss/(Gain)	46,173	28,479	(4,476)	8,626
Unrecognized Prior Service Cost/(Credit)	6,880	(902)	(435)	(516)
Unrecognized Transition (Asset)/Obligation	—	(131)	1,575	1,868

Prepaid/(Accrued) Benefit Cost	$132,294	$113,305	$(32,302)	$(34,352)

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Pension Benefits			Post-Retirement Benefits
	2005	2004	2003	2005	2004	2003

Weighted Average Assumptions Used to Determine Benefit Obligations at December 31:
Discount Rate	5.50%	5.75%	6.00%	5.50%	5.75%	6.00%
Rate of Compensation Increase	4.50	4.50	4.50	N/A	N/A	N/A
Weighted Average Assumptions Used to Determine Net Periodic Benefit Cost for the Year Ended:
Discount Rate	5.75%	6.00%	6.50%	5.75%	6.00%	6.50%
Expected Rate of Return on Plan Assets	7.50	7.50	7.50	7.50	7.50	7.50
Rate of Compensation Increase	4.50	4.50	4.50	N/A	N/A	N/A

To develop the expected long-term rate of return on plan assets assumption, consideration was given to the current level of expected returns on risk free investments (primarily government bonds), the historical level of the risk premium associated with the other asset classes in which the portfolio is invested and the expectations for future returns of each asset class. The expected return for each asset class was then weighted based on the target asset allocation to develop the expected long-term rate of return on assets assumption for the portfolio. This resulted in the selection of the 7.50% assumption for the year ended December 31, 2005.

The components of net periodic benefit cost follow for the years ended December 31,

				Post-Retirement
	Pension Benefits			Benefits
	2005	2004	2003	2005	2004	2003

(In thousands)
Components of Net Periodic Benefit Cost:
Service Cost	$9,353	$6,139	$3,500	$1,755	$997	$576
Interest Cost	10,578	7,695	5,545	1,847	1,762	1,247
Expected Return on Plan Assets	(20,561)	(12,780)	(6,805)	(254)	(127)	—
Amortization of Prior Service Cost	(211)	(263)	(263)	(81)	(81)	(81)
Amortization of Transition (Asset)/Obligation	(131)	(427)	(427)	293	293	293
Recognized Actuarial Loss/(Gain)	981	1,025	848	(151)	295	236

Net Periodic Benefit Cost	$9	$1,389	$2,398	$3,409	$3,139	$2,271

The following table sets forth the assumed health care costs trend rates at December 31,

	2005	2004	2003

Assumptions in Health Care Costs Trend Rates:
Health Care Cost Trend Rate Assumed for Next Year	9.5%	9.8%	10.8%
Rate to Which the Cost Trend is Assumed to Decline (the ultimate trend rate)	5.0	5.0	5.0
Year That the Rate Reaches the Ultimate Trend Rate	2015	2010	2010

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage point change in assumed health care cost trend would have the following effects:

	2005		2004
	1% Increase	1% Decrease	1% Increase	1% Decrease

(In thousands)
Effect on Total of Service and Interest Cost	$236	$(185)	$615	$(430)
Effect on Post-Retirement Benefit Obligation	2,117	(1,799)	5,993	(4,651)

Cash Flows

The following benefit payments, which reflect expected future service are expected to be paid:

Estimated Future Benefit Payments:	Pension Benefits	Other Benefits

(In thousands)
2006	$14,251	$1,935
2007	17,049	2,034
2008	15,476	2,070
2009	16,679	2,118
2010	16,559	2,150
2011 — 2015	99,694	11,141

Contributions

No contributions are expected to be made to the qualified pension plan during 2006, while $.7 million and $1.9 million are expected to be made to the non-qualified pension plan and other post-retirement benefit plan, respectively, in 2006.

Plan Asset Allocation

The plan’s weighted-average asset allocations at December 31, 2005 and 2004, by asset category are as follows:

Asset Categories:	2005	2004

Equity Securities	60%	59%
Debt Securities	39	34
Other	1	7

Total	100%	100%

The investment guidelines adopted by the Retirement Committee for the Plan provide the following asset allocation requirements and limitations:

•	Equity Securities: Not more than 60% of assets

•	Debt Securities: Not more than 40% of assets

The guidelines specify equity allocations as follows: 1) Large Capitalization Value of 30% to 40%, 2) Large Capitalization Growth of 20% to 30%, 3) Middle Capitalization of 10% to 20%, 4) Smaller Capitalization of 5% to 15% and, 5) Diversified International of 10% to 20%.

Debt securities are limited by the investment guidelines to United States Government obligations or corporate issues rated Baa or higher by Standard & Poor’s or Moody’s. Cash equivalent securities may be viewed as

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

alternative investment vehicles and are limited by the guidelines to mutual funds consisting of instruments issued by the United States Government, United States Treasury, Federal Reserve System or Federal Home Loan Bank, or mutual funds consisting of commercial paper issued by a domestic corporation rated “prime” by the National Credit Office, or of individual fixed income instruments rated A or P1 or higher, maturing in 180 days or less.

The guidelines require that the Plan’s performance be reviewed periodically by comparing total rates of return to specified market indices.

The Company maintains a Supplemental Executive Retirement Plan (“SERP”), that restores to specified senior executives the full level of retirement benefits they would have been entitled to receive absent the ERISA provision limiting maximum payouts under tax qualified plans. The projected benefit obligation, which is unfunded, was $632 thousand at December 31, 2005 and $585 thousand at December 31, 2004. Net periodic pension expense of $104 thousand was recognized in 2005 and net periodic pension income of $41 thousand was recognized in 2004, while net periodic expense incurred in 2003 for the SERP was $103 thousand. The weighted average discount rate utilized in determining the projected benefit obligation was 5.50%, 5.75% and 6.00% at December 31, 2005, 2004 and 2003, respectively. The assumed rate of future compensation increases was 4.50% at December 31, 2005, 2004 and 2003. The Company expects to make a contribution to this plan of $.7 million in 2006.

A savings plan is maintained under section 401(k) of the Internal Revenue Code and covers substantially all current full-time and certain part-time employees. Newly hired employees can elect to participate in the savings plan after completing three months of service. Under the provisions of the savings plan, employee contributions are partially matched by the Company with cash contributions. Participants can invest their account balances into several investment alternatives, including shares of the Company’s common stock. 401(k) plan expense was $9.7 million, $4.7 million and $3.4 million for the years ended December 31, 2005, 2004, and 2003, respectively.

Bank Owned Life Insurance

At December 31, 2005 and 2004, we maintained three Bank Owned Life Insurance Trusts (commonly referred to as BOLI) on the consolidated balance sheet. The BOLI trusts were formed to offset future employee benefit costs and to provide additional benefits due to its tax exempt nature. Only officer level employees, who have consented, have been insured under the program.

The underlying structure of the initial BOLI trust formed requires that the assets supporting the insurance policies be reported on the consolidated balance sheets, principally as a component of the available-for-sale securities portfolio and the related income to be characterized as either interest income or gain/(loss) on sale of securities. At December 31, 2005 and 2004, $216.8 million and $215.1 million, respectively were held by the trust and are principally included in the available-for-sale securities portfolio. Based on the underlying structures of the other two BOLI trusts the cash surrender values (“CSV”) of the life insurance policies held by the trusts are required to be classified as other assets on the consolidated balance sheet and the related income/(loss) be characterized as other income. The cash surrender value of the policies held by these trusts were $208.8 million and $203.4 million at December 31, 2005 and 2004, respectively.

NOTE 16 —	Common Stock Plans

The Company maintains stock incentive plans for all eligible employees providing for grants of stock options and restricted stock awards. Options to purchase common stock are granted by the Compensation Committee of the Board of Directors at the average market price on the date of grant, generally vest within six months from issuance and have a ten-year expiration period. The Company has not, nor does it anticipate, repricing any stock options.

Restricted stock awards granted by the Compensation Committee are forfeitable and subject to certain restrictions on the part of the recipient until ownership of the shares vest. The Committee can, at its discretion, accelerate the removal of any and all restrictions. If the Company is party to a merger, consolidation, sale of substantially all assets, or similar transaction, all restrictions will lapse.

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

New Employee Stock Compensation Plan

The plan provides for non-qualified stock options and restricted stock awards, to be granted either separately or in combination to all eligible persons not previously employed by the Company in connection with their entering into such an employment relationship. The number of shares issuable thereunder, either as restricted stock or non-qualified stock options is 1,500,000 shares. At December 31, 2005, 822,650 shares remain authorized and unissued.

2003 Stock Compensation Plan

The plan provides for non-qualified stock options and restricted stock awards, to be granted either separately or in combination to all eligible employees. The number of shares issuable thereunder is 7,500,000, with no more than 4,950,000 authorized for restricted stock awards. At December 31, 2005, 1,987,456 shares remained authorized and unissued.

GreenPoint 1999 Stock Incentive Plan

This plan was assumed and retained as part of the GreenPoint acquisition. The plan provides for non-qualified stock options and restricted stock awards, to be granted either separately or in combination to all eligible employees. The number of shares issuable thereunder is 1,228,193, with no more than 300,000 authorized for restricted stock awards. At December 31, 2005, 707,922 shares remained authorized and unissued.

1999 Stock Compensation Plan

The plan provides for non-qualified stock options and restricted stock awards, to be granted either separately or in combination to all eligible employees. The number of shares issuable thereunder is 7,500,000, with no more than 4,950,000 authorized for restricted stock awards. At December 31, 2005, 25,185 shares remained authorized and unissued.

1998 Stock Compensation Plan

The plan provides for non-qualified stock options and restricted stock awards, to be granted either separately or in combination to all eligible employees. The number of shares issuable thereunder is 2,250,000 with no more than 1,500,000 authorized for restricted stock awards. At December 31, 2005, 6,984 shares remain authorized and unissued.

Acquired Stock Plans

Certain previously acquired companies maintained incentive and non-qualified stock option plans for their officers, directors, and other key employees. Options outstanding, under these plans at the acquisition date were vested upon change in control. At December 31, 2005, 7,817,392 stock options remained outstanding under these plans at an average price of $17.52. No further awards will be made under these assumed plans.

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is a summary of the activity in the aforementioned stock option plans for the three-year period ended December 31,

	2005		2004		2003
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price

Outstanding at Beginning of Year	22,780,195	$17.88	4,762,101	$18.09	5,044,182	$15.55
Issued in the TCNJ Transaction	—	—	2,756,358	13.78	—	—
Issued in the GreenPoint Transaction	—	—	17,466,503	16.50	—	—
Granted	2,216,338	28.19	1,898,755	28.09	648,300	25.59
Exercised	(10,846,539)	16.14	(4,072,504)	14.18	(911,631)	9.37
Cancelled	(474,845)	28.66	(31,018)	18.69	(18,750)	15.18

Outstanding at Year End	13,675,149	$20.55	22,780,195	$17.88	4,762,101	$18.09

Exercisable at Year End	12,549,019	$19.93	21,237,793	$17.13	4,144,701	$17.02

The following is a summary of the information concerning outstanding and exercisable stock options as of December 31, 2005:

		Weighted	Weighted		Weighted
		Average	Average		Average
Range of	Options	Remaining	Exercise	Options	Exercise
Exercise Prices	Outstanding	Life	Price	Exercisable	Price

$ 3.00 - $15.02	2,799,795	3.3	$10.83	2,799,795	$10.83
$15.03 - $24.02	4,919,649	4.7	18.74	4,897,899	18.72
$24.03 - $30.03	5,955,705	7.9	26.62	4,851,325	26.41

$ 3.03 - $30.03	13,675,149	5.8	$20.55	12,549,019	$19.93

The following is a summary of activity in restricted stock for the years ended December 31,

	2005		2004		2003
		Weighted		Weighted		Weighted
		Average		Average		Average
		Grant		Grant		Grant
	Shares	Price	Shares	Price	Shares	Price

Outstanding at Beginning of Year	8,367,198	$19.89	6,827,077	$17.72	5,753,880	$15.90
Granted	2,005,677	27.31	1,811,103	27.67	1,237,425	25.65
Vested	(332,895)	15.16	(179,756)	15.83	(149,978)	13.54
Cancelled	(148,492)	26.55	(91,226)	20.06	(14,250)	16.79

Outstanding at Year End	9,891,488	$21.45	8,367,198	$19.89	6,827,077	$17.72

Restricted stock awards are recorded as deferred compensation, a component of stockholders’ equity, at fair value at the date of grant and amortized to compensation expense over the specified vesting periods.

Compensation expense related to restricted stock awards included in employee compensation and benefits was $21.2 million, $14.7 million, and $10.3 million in 2005, 2004 and 2003, respectively.

As permitted under SFAS 123, as amended by SFAS 148, management has elected to apply the intrinsic value method in accounting for its stock-based compensation plans. Accordingly, compensation expense has not been

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

recognized in the accompanying statements of income for its stock-based compensation plans, other than for restricted stock awards. Had compensation expense been recognized for the fair value of options awarded consistent with the methodology prescribed, pro-forma net income and earnings per share would have been as follows for the years ended December 31,

	2005	2004	2003
(Dollars in thousands, except per share amounts)
Net Income, as Reported	$948,847	$552,996	$396,365

Add: Restricted Stock Expense Included in Net Income, Net of Taxes	13,841	9,536	6,809
Less: Total Stock-based Employee Compensation Expense Determined Under the Fair Value Method for all Awards, Net of Taxes	(22,489)	(16,377)	(9,254)

Pro-Forma Net Income	$940,199	$546,155	$393,920

Earnings Per Share:
Basic — as Reported	$2.03	$1.88	$1.75
Basic — Pro-Forma	2.01	1.85	1.74
Diluted — as Reported	2.01	1.85	1.73
Diluted — Pro-Forma	1.99	1.83	1.72

For purposes of the pro-forma amounts, the fair value of stock options granted were estimated using the Black-Scholes option-pricing model at the date of grants. The weighted average assumptions used in the computations are as follows:

	2005	2004	2003

Fair Value for Options Granted	$5.55	$5.93	$5.75
Dividend Yield	3.08%	2.83%	2.82%
Volatility	21.76	24.18	26.30
Risk-Free Interest Rate	4.13	3.60	3.43
Assumed Forfeitures	None	None	None
Expected Life	6 Years	6 Years	6 Years

Dividend Reinvestment and Stock Purchase Plan

The Dividend Reinvestment and Stock Purchase Plan provides stockholders with a method of purchasing additional common stock through the reinvestment of cash dividends and/or making optional cash payments, within certain specified limits, without brokerage commissions. At December 31, 2005, 2,350,780 shares remain authorized and unissued.

Change-in-Control Arrangements

Certain key executive officers have arrangements that provide for the payment of a multiple of base salary, should a change-in control, as defined, occur. These payments are limited under guidelines for deductibility pursuant to the Internal Revenue Code. Also, in connection with a potential change-in-control, certain performance plans were adopted in which substantially all employees could participate in a cash distribution. The amount of the performance plan cash fund would be established when a change-in-control transaction occurs that exceeds industry averages and achieves an above average return for shareholders. A limitation is placed on the amount of the fund and no performance pool is created if the transaction does not exceed industry averages.

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 17 —	Other Commitments and Contingent Liabilities

Credit Related Commitments

We offer traditional off-balance sheet financial products to meet the financing needs of our customers through both our retail banking and mortgage banking segments. They include commitments to extend credit, lines of credit and letters of credit. Funded commitments are reflected in the consolidated balance sheets as loans.

Retail Banking

Our retail banking segment provides the following types of off-balance sheet financial products to customers:

Commitments to extend credit are agreements to lend to customers in accordance with contractual provisions. These commitments usually have fixed expiration dates or other termination clauses and may require the payment of a fee. Total commitments outstanding do not necessarily represent future cash flow requirements, since many commitments expire without being funded.

Each customer’s creditworthiness is evaluated prior to issuing these commitments and may require the customer to pledge certain collateral prior to the extension of credit. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing properties. Fixed rate commitments are subject to interest rate risk based on changes in prevailing rates during the commitment period. We are subject to credit risk in the event that the commitments are drawn upon and the customer is unable to repay the obligation.

Letters of credit are irrevocable commitments issued at the request of customers. They authorize the beneficiary to draw drafts for payment in accordance with the stated terms and conditions. Letters of credit substitute a bank’s creditworthiness for that of the customer and are issued for a fee commensurate with the risk.

We typically issue two types of letters of credit: Commercial (documentary) Letters of Credit and Standby Letters of Credit. Commercial Letters of Credit are commonly issued to finance the purchase of goods and are typically short term in nature. Standby letters of credit are issued to back financial or performance obligations of a bank customer, and are typically issued for periods up to one year. Due to their long-term nature, standby letters of credit require adequate collateral in the form of cash or other liquid assets. In most instances, standby letters of credit expire without being drawn upon. The credit risk involved in issuing letters of credit is essentially the same as extending credit facilities to comparable customers.

The following table presents total commitments and letters of credit outstanding for the retail banking segment at December 31, 2005:

	2005	2004

(In thousands)
Commitments to Extend Credit on Loans Held-for-Investment(1)	$4,127,619	$2,926,271
Standby Letters of Credit(1)(2)	498,628	299,299
Commercial Letters of Credit	18,300	16,482

(1)	At December 31, 2005, commitments to extend credit on loans held-for-investment with maturities of less than one year totaled $2.3 billion, while $1.9 billion mature between one to three years.

(2)	Standby letters of credit are considered guarantees and are reflected in other liabilities in the accompanying Consolidated Balance Sheet at their estimated fair value of $1.7 million as of December 31, 2005. The fair value of these instruments is recognized as income over the initial term of the guarantee.

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Mortgage Banking

At December 31, 2005, the pipeline of residential mortgage loans (including Home Equity Lines of Credit) was $5.3 billion and included $1.3 billion of fixed rate loans and $4.0 billion of adjustable rate loans. The pipeline represents total applications received but not yet funded.

We are also contractually committed to fund the undrawn portion of Home Equity Lines of Credit (HELOCs), which were previously originated. This commitment extends to both HELOCs held-for-sale and those previously sold with servicing retained.

The following table presents the mortgage banking segment’s commitments and home equity lines of credit outstanding at December 31, 2005:

	2005	2004

(In thousands)
Commitments to Originate Mortgage Loans Held-for-Sale	$5,325,629	$6,264,104
Commitments to Fund HELOCs	183,934	154,360

(1)	At December 31, 2005 commitments to originate mortgage loans held-for-sale, included $1.3 billion in fixed rate mortgages and $4.0 billion of adjustable rate mortgage loans.

Lease Commitments

At December 31, 2005, we were obligated under a number of non-cancelable leases for certain premises and equipment. The minimum annual rental commitments, exclusive of taxes and other charges, under non-cancelable lease agreements for premises at December 31, 2005, are summarized as follows:

Minimum
Rentals

(In thousands)
2006	$79,165
2007	78,345
2008	77,138
2009	71,319
2010	66,546
Thereafter	349,301

Total Lease Commitments	$721,814

The majority of these leases contain periodic escalation clauses and it is anticipated that expiring leases should be renewed or replaced by leases on other properties.

Rent expense for the years ended December 31, 2005, 2004 and 2003 amounted to $71.6 million, $39.8 million and $24.5 million, respectively.

Litigation

We are subject to certain pending and threatened legal actions that arise out of the normal course of business. Management believes that the resolution of any pending or threatened litigation will not have a material adverse effect on the Company’s financial condition or results of operations.

NOTE 18 —	Disclosures About Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107 “Disclosures About Fair Value of Financial Instruments” (“SFAS 107”) requires the Company to disclose estimated fair values for its financial instruments. Fair value

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

estimates are made at a specific point in time, based on relevant market data and information about the financial instrument. SFAS 107 has no effect on the financial position or results of operations in the current year or any future period. Furthermore, the fair values disclosed under SFAS 107 are not representative of the total value of the Company.

If quoted market prices are not available, SFAS 107 permits using the present value of anticipated future cash flows to estimate fair value. Accordingly, the estimated fair value will be influenced by prepayment and discount rate assumptions. This method may not provide the actual amount that would be realized in the ultimate sale of the financial instrument.

Cash, Cash Equivalents and Securities

The carrying amounts for cash and cash equivalents are reasonable estimates of fair value. The fair value of securities is estimated based on quoted market prices as published by various quotation services, or if quoted market prices are not available, on dealer quotes. The following table presents the carrying value and estimated fair value of cash, cash equivalents and securities at December 31,

	2005		2004
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

(In thousands)
Cash and Cash Equivalents	$1,062,249	$1,062,249	$1,062,900	$1,062,900
Securities Held-to-Maturity	104,210	105,128	142,573	145,991
Securities Available-for-Sale	11,295,977	11,295,977	15,444,625	15,444,625

Total Cash, Cash Equivalents and Securities	$12,462,436	$12,463,354	$16,650,098	$16,653,516

Loans

Fair values are estimated for portfolios of loans with similar financial characteristics. The fair value of performing loans is calculated by discounting the estimated cash flows through expected maturity or repricing using the current rates at which similar loans would be made to borrowers with similar credit risks. For non-performing loans, the present value is separately discounted consistent with management’s assumptions in evaluating the adequacy of the allowance for loan losses. The following table presents the carrying amount and the estimated fair value of the loan portfolio as of December 31,

	2005		2004
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

(In thousands)
Loans Held-for-Sale	$4,359,267	$4,408,424	$5,775,945	$5,837,373
Loans Held-for-Investment	33,232,236	33,219,096	30,453,334	30,402,736

Total Loans	$37,591,503	$37,627,520	$36,229,279	$36,240,109

Mortgage Servicing Rights

To determine fair value, a valuation model that calculates the present value of estimated future net servicing income, is utilized. We use assumptions in the valuation model that market participants use when estimating future

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

net servicing income, including prepayment speeds, discount rates, default rates, cost to service, escrow account earnings, contractual servicing fee income, ancillary income and late fees.

	2005		2004
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

(In thousands)
Mortgage Servicing Rights	$267,424	$268,874	$254,857	$265,387

Deposit Liabilities and Borrowings

The carrying amounts for demand deposits, savings, NOW, money market accounts and borrowings with an interest sensitive period of 90 days or less are reasonable estimates of their fair values. Fair values for time deposits and borrowings are estimated by discounting the future cash flows using the rates currently offered for deposits and borrowings of similar remaining maturities.

The following table presents the carrying amount and estimated fair value of the deposits and borrowings as of December 31,

	2005		2004
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

(In thousands)
Demand Deposits	$7,639,231	$7,639,231	$6,738,302	$6,738,302
NOW and Money Market	15,606,231	15,606,231	14,265,395	14,265,395
Savings	5,303,930	5,303,930	6,333,599	6,333,599
Time Deposits	8,067,181	8,100,053	7,475,132	7,487,838

Total Deposits	$36,616,573	$36,649,445	$34,812,428	$34,825,134

Federal Funds Purchased and Collateralized Borrowings	9,700,621	9,647,075	14,593,027	14,596,007
Other Borrowings	1,477,364	1,481,280	1,506,318	1,543,797

Total Borrowings	$11,177,985	$11,128,355	$16,099,345	$16,139,804

Commitments to Extend Credit and Letters of Credit

These financial instruments generally are not sold or traded, and estimated fair values are not readily available. However, the fair value of commitments to extend credit and letters of credit is based on fees currently charged to enter into similar agreements with comparable credit risks and the current creditworthiness of the counterparties. Commitments to extend credit issued by the Company are generally short-term in nature and, if drawn upon, are issued under current market terms and conditions for credits with comparable risks. At December 31, 2005 and 2004, there was no significant unrealized appreciation or depreciation on these financial instruments.

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 19 —	Parent Company Only

Condensed Balance Sheets at December 31,

	2005	2004

(In thousands)
Assets:
Deposits with North Fork Bank	$17,776	$27,057
Money Market Investments	331	426
Securities Purchased Under Agreements to Resell with North Fork Bank	240,000	385,000
Securities Available-for-Sale	81,935	96,702
Investment in Subsidiaries	10,045,612	9,656,718
Other Assets	150,549	188,811

Total Assets	$10,536,203	$10,354,714

Liabilities and Stockholders’ Equity:
Junior Subordinated Debt	$495,491	$504,588
Subordinated Debt	468,368	476,431
Senior Notes	334,883	340,825
Dividends Payable	116,754	104,025
Accrued Expenses & Other Liabilities	118,466	47,766

Total Liabilities	1,533,962	1,473,635
Stockholders’ Equity	9,002,241	8,881,079

Total Liabilities and Stockholders’ Equity	$10,536,203	$10,354,714

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Statements of Income For the Years Ended December 31,

	2005	2004	2003

(In thousands)
Income:
Dividends from Subsidiaries	$500,000	$300,000	$250,000
Interest Income	14,804	10,463	11,486
Securities Gains, net	2,053	7,141	8,608
Other Income	5,932	4,860	4,299

Total Income	522,789	322,464	274,393

Expense:
Interest on Junior Subordinated Debt	30,459	12,937	8,919
Interest on Subordinated Debt	29,181	19,876	23,611
Interest on Senior Notes	12,415	1,986	—
Employee Compensation & Benefits	21,699	14,963	10,686
Other Expenses	4,464	2,771	2,062

Total Expenses	98,218	52,533	45,278

Income Before Income Taxes and Equity in Undistributed Earnings of Subsidiaries	424,571	269,931	229,115
Income Tax Benefit	31,989	17,925	9,559

Income Before Equity in Undistributed Earnings of Subsidiaries	456,560	287,856	238,674
Equity in Undistributed Earnings of Subsidiaries	492,287	265,140	157,691

Net Income	$948,847	$552,996	$396,365

Condensed Statements of Cash Flows For the Years Ended December 31,

	2005	2004	2003

(In thousands)
Cash Flows from Operating Activities:
Net Income	$948,847	$552,996	$396,365
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	23,248	15,684	9,850
Equity in Undistributed Earnings of Subsidiaries	(492,287)	(265,140)	(157,691)
Securities Gains, net	(2,053)	(7,141)	(8,608)
Other, net	29,871	(17,478)	(6,199)

Net Cash Provided by Operating Activities	507,626	278,921	233,717

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2005	2004	2003

Cash Flows from Investing Activities:
Proceeds from Sales of Securities Available-for-Sale	42,363	55,810	56,256
Purchases of Securities Available-for-Sale	(24,370)	(25,216)	(102,473)
Cash Acquired in Purchase Acquisition	—	138,837	—
Proceeds from Maturities of Securities Held-to-Maturity	1,375	—	55,842
Investment in Subsidiaries	(5,150)	—	(9,440)

Net Cash Provided by Investing Activities	14,218	169,431	185

Cash Flows from Financing Activities:
Purchase of Treasury Stock	(390,320)	—	(264,193)
Cash Dividends Paid to Shareholders	(419,219)	(247,037)	(167,610)
Exercise of Options and Common Stock Sold for Cash	133,319	64,216	5,752

Net Cash Used in Financing Activities	(676,220)	(182,821)	(426,051)

Net (Decrease) / Increase in Cash and Cash Equivalents	(154,376)	265,531	(192,149)
Cash and Cash Equivalents at Beginning of Year	412,483	146,952	339,101

Cash and Cash Equivalents at End of Year	$258,107	$412,483	$146,952

NOTE 20 —	Capital

We are subject to the risk based capital guidelines administered by bank regulatory agencies. The guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Under these guidelines, assets and certain off- balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk weighted assets and certain off-balance sheet items. The guidelines require all banks and bank holding companies to maintain a minimum ratio of total risk based capital to total risk weighted assets (“Total Risk Adjusted Capital Ratio”) of 8%, including Tier 1 capital to total risk weighted assets (“Tier 1 Capital Ratio”) of 4% and a Tier 1 capital to average total assets (“Leverage Ratio”) of at least 4%. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators, that, if undertaken, could have a direct material effect on us.

The regulatory agencies have amended the risk-based capital guidelines to provide for interest rate risk consideration when determining a banking institution’s capital adequacy. The amendments require institutions to effectively measure and monitor their interest rate risk and to maintain capital adequate for that risk.

As of December 31, 2005, the most recent notification from the various regulators categorized the Company and its subsidiary banks as well capitalized under the regulatory framework for prompt corrective action. Under the capital adequacy guidelines require a well capitalized institution to maintain a Total Risk Adjusted Capital Ratio of at least 10%, a Tier 1 Capital Ratio of at least 6%, a Leverage Ratio of at least 5%, and not be subject to any written order, agreement or directive. Since such notification, there are no conditions or events that management believes would change this classification.

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table sets forth the Company’s risk-based capital amounts and ratios as of December 31,:

	2005		2004
	Amount	Ratio	Amount	Ratio

(Dollars in thousands)
Tier 1 Capital	$3,497,957	10.26%	$3,281,054	9.90%
Regulatory Requirement	1,364,306	4.00	1,325,837	4.00

Excess	$2,133,651	6.26%	$1,955,217	5.90%

Total Risk Adjusted Capital	$4,340,773	12.73%	$4,142,993	12.50%
Regulatory Requirement	2,728,613	8.00	2,651,675	8.00

Excess	$1,612,160	4.73%	$1,491,318	4.50%

Risk Weighted Assets	$34,107,661		$33,145,936

The Leverage Ratio at December 31, 2005 and 2004 was 6.70% and 6.22%, respectively.

The capital ratios of the subsidiary banks are as follows at December 31, 2005:

	North Fork Bank	Superior

Tier 1	11.99%	18.90%
Total Risk Adjusted	13.01	19.47
Leverage Ratio	7.85	7.17

Under the provisions of our share repurchase program previously authorized by the Board of Directors, we repurchased 14.9 million shares at an average cost of $26.24 during 2005. As of December 31, 2005, 2.4 million shares were available to be purchased under the program. On January 24, 2006, the Board of Directors authorized the repurchase of an additional 12 million shares increasing the total remaining authorized for repurchase to 14.4 million. As of March 6, 2005, 5.1 million shares remain available to be purchased under the program. The current program has no fixed expiration date. Repurchases are made in the open market or through privately negotiated transactions.

The primary funding source of the Company is dividends from North Fork Bank. There are various federal and state banking laws and guidelines limiting the extent to which a bank subsidiary can finance or otherwise supply funds to its holding company. At December 31, 2005, dividends from North Fork Bank were limited under such guidelines to $1.3 billion. From a regulatory standpoint, North Fork Bank with its current balance sheet structure had the ability to dividend approximately $1.1 billion while still meeting the criteria for designation as a well-capitalized institution under existing regulatory capital guidelines. Additional sources of liquidity include borrowings, the sale of available-for-sale securities, mortgage loans held-for-sale, funds available through the capital markets and dividends from other subsidiaries.

Federal Reserve Board policy provides that, as a prudent banking practice, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common stockholders is sufficient to fund the dividends, and the prospective rate of earnings retention appears to be consistent with the holding company’s capital needs, asset quality and overall financial condition. In addition, among other things, dividends from a New York-chartered bank, such as North Fork Bank, are limited to the bank’s net profits for the current year plus its prior two years’ retained net profits.

Under federal law, a depository institution is prohibited from paying a dividend if the depository institution would thereafter be “undercapitalized” as determined by the federal bank regulatory agencies. The relevant federal regulatory agencies and the state regulatory agency, the Banking Department, also have the authority to prohibit a bank or bank holding company from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business.

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

North Fork Bank and Superior Savings of New England were required to maintain, in aggregate, required reserves, either in cash or on deposit with the Federal Reserve Bank $295 million and $225 million in 2005 and 2004, respectively.

NOTE 21 —	Sale of Manufactured Housing Operations

In the fourth quarter of 2004, we completed the sale of the manufactured housing operating platform of GreenPoint Credit LLC, (“GPC”), previously accounted for as discontinued operations by GreenPoint. As a condition of the transaction, the purchaser assumed the obligation to reimburse us, if necessary, for the final $165 million of losses on $399 million of corporate guarantees related to $2.5 billion of GPC securitizations remaining as of December 31, 2005. Certain corporate guarantees have been funded and the residual remains unfunded letters of credit. The expected letter of credit draws that remain unfunded are recorded as liabilities for recourse, and included in accrued expenses and other liabilities, while the expected net residual balances on funded corporate guarantees are reflected in other assets in the consolidated balance sheet. Additionally, the purchaser assumed all recourse obligations related to former GPC sales of certain whole loans to Freddie Mac and commitments to exercise the mandatory clean-up calls on certain of the securitizations.

North Fork retains the primary obligation for all of the provisions of the corporate guarantees, recourse sales and clean-up calls. Management will continue to monitor the underlying assets for trends in delinquencies and related losses. In addition, we will review the purchaser’s financial strength and their performance in servicing the loans. These factors will be considered in assessing the appropriateness of the reserves established against these obligations and the valuations of the assets.

As of December 31, 2005, the principal balance outstanding for these securitizations totaled $2.5 billion, the recorded liabilities for expected unfunded draws were $45 million and the funded net receivable balances amounted to $100 million. These amounts were calculated utilizing weighted average prepayment and default rates of 5.9% and 8.4% respectively. These factors along with assumed loss severity and weighted average loss rates of 93% and 7.9% respectively, result in an estimated cumulative loss rate of 33%. The discount rate used to establish these amounts was 10%.

NOTE 22 —	Quarterly Financial Information — (Unaudited)

Selected Quarterly Financial Information for the years ended December 31, 2005 and 2004 are as follows:

	2005
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr

(In thousands, except per share amounts)
Interest Income	$691,212	$709,444	$682,290	$695,535
Interest Expense	219,893	247,371	247,740	253,596

Net Interest Income	471,319	462,073	434,550	441,939
Provision for Loan Losses	9,000	9,000	9,000	9,000

Net Interest Income after Provision for Loan Losses	462,319	453,073	425,550	432,939
Non-Interest Income	182,885	169,131	190,734	162,761
Non-Interest Expense	246,653	249,793	254,000	274,403

Income Before Income Taxes	398,551	372,411	362,284	321,297
Provision for Income Taxes	139,516	130,345	124,988	110,847

Net Income	$259,035	$242,066	$237,296	$210,450

Earnings Per Share:
Basic	$.56	$.52	$.50	$.45
Diluted	.55	.51	.50	.45
Common Stock Price Range:
High	$30.00	$28.84	$29.70	$27.98
Low	27.02	26.32	24.71	23.68

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2004
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr

(In thousands, except per share amounts)
Interest Income	$267,663	$303,374	$337,329	$669,786
Interest Expense	60,834	69,279	77,854	194,964

Net Interest Income	206,829	234,095	259,475	474,822
Provision for Loan Losses	6,500	6,500	6,500	7,689

Net Interest Income after Provision for Loan Losses	200,329	227,595	252,975	467,133
Non-Interest Income	41,729	35,176	42,072	129,526
Non-Interest Expense	87,429	98,368	114,463	255,542

Income Before Income Taxes	154,629	164,403	180,584	341,117
Provision for Income Taxes	52,110	55,404	60,856	119,367

Net Income	$102,519	$108,999	$119,728	$221,750

Earnings Per Share:
Basic	$.46	$.46	$.47	$.48
Diluted	.45	.45	.47	.47
Common Stock Price Range:
High	$29.27	$28.28	$29.63	$30.54
Low	26.70	23.57	25.21	27.45

NOTE 23 —	Recent Accounting Pronouncements

The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments

In November 2005, the FASB issued Financial Staff Position No. 115-1, which addresses the determination of when an investment is considered impaired, whether the impairment is other-than-temporary and how to measure an impairment loss. FSP No. 115-1 also addresses accounting considerations subsequent to the recognition of an other-than-temporary impairment on a debt security and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. FSP No. 115-1 replaces the impairment guidance in Emerging Issues Task Force Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments,” with references to existing authoritative literature concerning other-than-temporary impairment determinations (principally SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and SEC Staff Accounting Bulletin No. 59, “Accounting for Non-current Marketable Securities”). Under FSP No. 115-1, impairment losses must be recognized in earnings for the difference between the security’s cost and its fair value at the financial statement date, without considering partial recoveries subsequent to that date. FSP No. 115-1 also requires that an investor recognize an other-than-temporary impairment loss when a decision to sell a security has been made and the investor does not expect the fair value of the security to fully recover prior to the expected time of sale. FSP No 115-1 is effective for reporting periods beginning after December 15, 2005. We do not expect our application of FSP No. 115-1 to have a material impact on our financial condition or results of operations.

Accounting for Stock Based Compensation

In December 2004, FASB issued SFAS No. 123R — “Accounting for Stock Based Compensation, Share Based Payment”, (SFAS 123R) which replaces the guidance prescribed in SFAS 123. SFAS 123R requires that compensation costs relating to share-based payment transactions be recognized in the financial statements. The associated costs will be measured based on the fair value of the equity or liability instruments issued. SFAS 123R covers wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. SFAS 123R is effective as of the first interim or annual reporting period beginning after June 15, 2005. Adoption of this pronouncement is not expected to have a material impact on our financial condition or results of operations.

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 24 —	Subsequent Event

On March 12, 2006, North Fork announced that it had entered into an Agreement and Plan of Merger with Capital One Financial Corporation (Capital One) pursuant to which North Fork would merge with and into Capital One, with Capital One continuing as the surviving corporation. Capital One, headquartered in McLean, Virginia, is a financial holding company whose banking and non-banking subsidiaries market a variety of financial products and services. Its primary products and services offered through its subsidiaries include credit card products, deposit products, consumer and commercial lending, automobile and other motor vehicle financing, and a variety of other financial products and services to consumers, small business and commercial clients.

Subject to the terms and conditions of the merger agreement, each holder of North Fork common stock will have the right, subject to proration, to elect to receive, for each share of North Fork common stock, cash or Capital One common stock, in either case having a value equal to $11.25 plus the product of 0.2216 times the average closing sales price of Capital One’s common stock for the five trading days immediately preceding the merger date. Based on Capital One’s closing NYSE stock price of $89.92 on March 10, 2006, the transaction is valued at $31.18 per North Fork share, for a total transaction value of approximately $14.6 billion. North Fork stock options vest upon a change in control and will be converted into options on shares of Capital One’s common stock in connection with the closing, if not exercised before that time. North Fork’s restricted shares outstanding also vest upon a change in control. Each outstanding North Fork restricted share will be converted into the right to receive the per share merger consideration elected by the holder of the North Fork restricted share, subject to proration.

The merger is subject to certain conditions, including approval by North Fork stockholders and Capital One stockholders, receipt of regulatory approvals and other customary closing conditions, and is expected to close in the fourth quarter of 2006.

North Fork Bancorporation, Inc.
Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
North Fork Bancorporation, Inc.:

We have audited the accompanying consolidated balance sheets of North Fork Bancorporation, Inc. and subsidiaries (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of North Fork Bancorporation, Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 14, 2006 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

/s/  KPMG LLP

New York, New York
March 14, 2006

The Board of Directors and Stockholders
North Fork Bancorporation, Inc.:
     We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that North Fork Bancorporation, Inc. and subsidiaries (the “Company”) maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
     In our opinion, management’s assessment that North Fork Bancorporation, Inc. maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, North Fork Bancorporation, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of North Fork Bancorporation, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2005, and our report dated March 14, 2006 expressed an unqualified opinion on those consolidated financial statements.
/s/ KPMG LLP
New York, New York
March 14, 2006